Exhibit 10.13

Execution Version

OFFICE LEASE AGREEMENT

BY AND BETWEEN

COLUMBIA REIT — 116 HUNTINGTON, LLC

a Delaware limited liability company

AND

IMARA INC.

a Delaware corporation

116 Huntington Avenue

Boston, Massachusetts 02116

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EXHIBIT A — Plan Showing Premises

EXHIBIT B — Work Agreement

EXHIBIT C — Rules and Regulations

EXHIBIT D — Certificate Affirming the Lease Commencement Date

EXHIBIT E — Plan Showing the ROFO Space

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Execution Version

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (this “Lease”) is dated as of May 20, 2019 (the “Execution Date”), by and between COLUMBIA REIT — 116 HUNTINGTON, LLC, a Delaware limited liability company (“Landlord”), and IMARA INC., a Delaware corporation (“Tenant”).

ARTICLE I

DEFINITIONS

BASIC DEFINITIONS:

1.1    Anticipated Occupancy Date: August 1, 2019.

1.2    Base Rent: the annual amount payable as set forth in the following table:

Lease Year	Rate Per Rentable Square Foot	Monthly Installment	Annual Installment*
1**	$63.00	$22,102.50	$265,230.00
2	$64.26	$22,544.55	$270,534.60
3	$65.55	$22,997.13	$275,965.50
4	$66.86	$23,456.72	$281,480.60
5	$68.20	$23,926.83	$287,122.00
6***	$69.56	$24,403.97	$292,847.60

*	Based on twelve (12) full calendar months.
**	Subject to abatement as set forth in Section 4.2.
***	Partial Lease Year.

1.3    Base Rent Annual Escalation Percentage: two percent (2%).

1.4    Broker(s): Cushman & Wakefield U.S., Inc. (“Landlord’s Broker”); and Newmark Knight Frank (“Tenant’s Broker”).

1.5    Building: a fifteen (15) story (above grade) building deemed to contain two hundred seventy-two thousand six hundred twenty-nine (272,629) square feet of total rentable area (“Total Area”) located at 116 Huntington Avenue, Boston, Massachusetts 02116, which includes the entirety of the office and commercial space of the Building.

1.6    Building Hours: 8:00 a.m. to 6:00 p.m. Monday through Friday (excluding Holidays) and 9:00 a.m. to 1:00 p.m. on Saturday (excluding Holidays), subject to provisions in Section 14.1 of this Lease.

1.7    Expiration Date: 11:59 p.m. (local time at the Building) on the last day of the Lease Term.

1.8    Guarantor(s): not applicable.

1.9    Holidays: All holidays recognized by the United States federal government.

1.10    Improvements Allowance: Eighty-Four Thousand Two Hundred Dollars ($84,200.00), which is the product of Twenty Dollars ($20.00) multiplied by the rentable area of the Premises.

1.11    Landlord Notice Address: Columbia REIT — 116 Huntington, LLC, c/o Columbia Property Trust, Inc., 1170 Peachtree Street, N.E., Suite 600, Atlanta, Georgia 30309, Attention: Asset Manager — East Region; with copy to Columbia Property Trust, Inc., 801 Pennsylvania Ave., N.W., Suite 505, Washington, DC 20004, Attention: Mark Witschorik; and copy to the property manager (currently Jones Lang LaSalle Americas, Inc. at 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Management Office); and copy to Stroock & Stroock & Lavan, 1875 K Street, N.W., Suite 800, Washington, D.C. 20004, Attention: Jeffrey R. Keitelman, Esq.

1.12    Landlord Payment Address:

Via Mail:

Columbia REIT — 116 Huntington, LLC

P.O. Box 28973

New York, NY 10087-8973

Via Overnight Delivery:

JPMorgan Chase-Lockbox Processing

Lockbox: Columbia REIT — 116 Huntington, LLC,

#28973

4 Chase Metrotech Center- 7th Floor East

Brooklyn, NY 11245

Via Wire or Electronic Funds Transfer:

Bank Name — J.P. Morgan Chase

Bank Address — NY, NY

ABA # — 021000021

Account Name — Columbia REIT — 116 Huntington, LLC

Account # — 676335511

At Landlord’s option upon at least thirty (30) days’ written notice, Tenant shall make all payments by means of electronic transfer of funds or in such other manner as Landlord may from time to time specify in writing.

1.13    Lease Commencement Date: 12:01 a.m. (local time at the Building) on the earlier of: (a) the Delivery Date (as defined in Section 3.3); or (b) the date on which Tenant commences business operations in the Premises, subject to Section 3.3. Notwithstanding the foregoing, Tenant shall not have any right to commence use of the Premises unless the same are vacant and delivered to Tenant by Landlord.

1.14    Lease Term: sixty-two (62) months commencing on the Lease Commencement Date, subject to Section 3.1.

1.15    Move In Period: the period commencing on the fourteenth (14th) day prior to the projected Lease Commencement Date (as reasonably determined by Landlord) and continuing through the day before the Lease Commencement Date; provided that no access whatsoever shall be permitted unless Tenant shall deliver to Landlord written evidence specifying that Tenant is then carrying all insurance required by this Lease to be carried by Tenant and its contractors.

1.16    [Reserved]

1.17    Parking Space Allotment: The right to park, on an unreserved and nonexclusive basis, subject to the provisions of Article XXIV, up to one (1) passenger automobiles in the Parking Facilities (based on one (1) permit for each four thousand three (4,500) square feet of rentable area in the Premises, rounded up).

1.18    Premises: deemed to contain four thousand two hundred ten (4,210) square feet of rentable area located on a portion of the sixth (6th) floor of the Building, as more particularly designated on Exhibit A. The rentable area of the Premises and the Building has been determined by the Building’s architect and as of the date hereof is in accordance with the BOMA Standard Method for Measuring Floor Area in Office Buildings (ANSI Z65.1-1996) calculation methodology with accompanying guidelines. In addition, the rentable area of the Building and the Premises (and, accordingly, any other item in this Lease varying with square footage) is subject to adjustment by Landlord due to changes in the measurement, layout, configuration or building amenities of the Building.

1.19    [Reserved]

1.20    Security Deposit Amount: Eighty-Eight Thousand Four Hundred Ten Dollars ($88,410.00), subject to reduction as set forth in Section 11.4.

1.21    Tenant Notice Address: 700 Technology Square, Cambridge, Massachusetts 02139, Attn: CFO, until Tenant has commenced beneficial use of the Premises; and 116 Huntington Avenue, Boston, Massachusetts 02116, Attn: CFO, after Tenant has commenced beneficial use of the Premises.

1.22    Tenant’s Proportionate Share: 1.544% for each of Operating Charges and Real Estate Taxes.

1.23    Operating Charges Base Year: calendar year 2019.

1.24    Real Estate Taxes Base Year: July 1, 2019 through June 30, 2020 (i.e., City of Boston Fiscal Year 2020.

ADDITIONAL DEFINITIONS:

1.25    ADA: the Americans with Disabilities Act and the regulations promulgated thereunder, as the same may be amended from time to time.

1.26    Affiliate of Tenant: (i) a corporation, partnership, limited liability company, limited liability partnership, or other business entity (collectively, a “successor corporation”) into or with which Tenant shall be merged or consolidated, or to which substantially all of the assets of, or control of, Tenant may be transferred or sold, provided that if Tenant is not the surviving corporation, partnership, limited liability company, limited liability partnership or other business entity in such merger or consolidation, or if Tenant transfers all or substantially all of its assets, then in either case such successor corporation either (a) shall have a net worth at least equal to the net worth of Tenant as of the date hereof, or (b) if the net worth is less than the net worth of Tenant as of the date hereof, shall be strong enough financially and creditworthy enough, as reasonably determined by Landlord taking into account the fact that the original Tenant under this Lease is not being released, to perform its obligations under this Lease, and provided that the successor corporation shall assume in writing all of the obligations and liabilities of Tenant under this Lease (without relieving Tenant therefrom) and the proposed use of the Premises is in compliance with Article VI; or (ii) a corporation or other business entity (a “related corporation”) which shall control, be controlled by or be under common control with Tenant, and provided that such related corporation shall assume in writing all of the obligations and liabilities of Tenant under this Lease (without relieving Tenant therefrom) and the proposed use of the Premises is in compliance with Article VI. For purposes of this paragraph, “control” shall be deemed to be ownership of more than fifty percent (50%) of the stock or other voting interest of the controlled corporation or other business entity.

1.27    Agents: any agent, officer, employee, subtenant, assignee, contractor, client, family member, licensee, customer, invitee or guest of a party.

1.28    Alterations: any structural or other alterations, decorations, additions, installations, demolitions, improvements or other changes.

1.29    Approved Space Plan: a space plan, approved by both Landlord and Tenant, drawn to scale, which shall include, as Landlord deems reasonably necessary in order to complete Schedule II attached hereto, all partition types and locations; all doors and hardware requirements; all light fixtures and exit lights; all finish materials including glass, wall and floor finishes; all special ceiling conditions; all cabinetry and millwork with elevations and details; all modifications to existing base building HVAC equipment, all electrical receptacles; all data and voice locations; all floor load requirements, and the seating capacity of all conference rooms and furniture workstation areas; and all other information necessary for the Landlord to define the scope of Schedules I and II to Exhibit B. All plans shall be prepared by a licensed architect reasonably approved by Landlord and in a form sufficient to secure approvals of applicable governmental authorities.

1.30    Bankruptcy Code: Title 11 of the United States Code, as amended.

1.31    Building Structure and Systems: the exterior and common area walls, main lobby in the Building, slab floors, exterior windows, load bearing elements, foundations, roof and common areas that form a part of the Building, and the Building’s standard mechanical, electrical, HVAC and plumbing systems, pipes and conduits that are provided by or on behalf of Landlord (or any predecessor) in the operation of the Building.

1.32    Cabling: telephone, computer and other communications and data systems and cabling.

1.33    Case: a formal proceeding in which Tenant is the subject debtor under the Bankruptcy Code.

1.34    Common Areas: those common and public areas and facilities of the Building and improvements to the Land which are from time to time provided by Landlord for the use or benefit of tenants in the Building or for use or benefit by the public in general, including (a) access corridors, elevator foyers and core bathrooms, to the extent the same are not located on floors of the Building fully leased to a single tenant and included in such tenant’s premises, and (b) Building-wide mailrooms, fire rooms, vending areas, health and fitness facilities, janitorial areas and other similar facilities of the Building, and (c) any and all non-exclusive grounds, parks, landscaped areas, plazas, outside sitting areas, sidewalks, pedestrian ways, loading docks, and (d) generally all other common and public improvements on the Land.

1.35    Construction Drawings: the architectural, mechanical and engineering working drawings that define the total scope of work to be performed by Landlord or Tenant, as applicable, pursuant to Exhibit B in sufficient detail to secure required permits from the local jurisdiction and that include, without limitation: key plan; all legends and schedules; construction plan; reflected ceiling plan; telephone and electrical outlet location plan; finish plan; and all architectural details, elevations and specifications necessary to construct the Premises.

1.36    Cosmetic Changes: those minor, non-structural Alterations of a decorative nature consistent with a first-class office building for which a building permit is not required and which cost (including installation) in the aggregate less than Twenty Five Thousand Dollars ($25,000) per project or series of related projects, such as painting, carpeting and hanging pictures.

1.37    Costs: any costs, damages, claims, liabilities, expenses (including reasonable attorneys’ fees), losses, penalties and court costs.

1.38    Default Rate: the greater of twelve percent (12%) per annum or the rate per annum which is five (5) whole percentage points higher than the Prime Rate.

1.39    Environmental Default: any of the following by Tenant or any Agent of Tenant: a violation of an Environmental Law; a release, spill or discharge of a Hazardous Material on or from the Premises, the Land or the Building; an environmental condition requiring responsive action; or an emergency environmental condition.

1.40    Environmental Law: any present and future Law and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits and other requirements or guidelines of governmental authorities applicable to the Building or the Land and relating to the environment and environmental conditions or to any Hazardous Material (including CERCLA, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act,

42 U.S.C. § 300f et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 1101 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and any so-called “Super Fund” or “Super Lien” law, any Law requiring the filing of reports and notices relating to hazardous substances, environmental laws administered by the Environmental Protection Agency, and any similar state and local Laws, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety).

1.41    Event of Bankruptcy: the occurrence with respect to any of Tenant, any Guarantor or any other person liable for Tenant’s obligations hereunder (including any general partner of Tenant) of any of the following: (a) such person becoming insolvent, as that term is defined in the Bankruptcy Code or Insolvency Laws; (b) appointment of a receiver or custodian for any property of such person, or the institution of a foreclosure or attachment action upon any property of such person; (c) filing by such person of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws; (d) filing of an involuntary petition against such person as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (1) is not dismissed within sixty (60) days after filing, or (2) results in the issuance of an order for relief against the debtor; (e) such person making or consenting to an assignment for the benefit of creditors or a composition of creditors; (f) such person knowingly submitting (either before or after execution hereof) to Landlord any financial statement containing any material inaccuracy or omission; or (g) an admission by Tenant or any Guarantor of its inability to pay debts as they become due.

1.42    Event of Default: any of the following: (a) Tenant’s failure to make when due any payment of the Base Rent, additional rent or other sum, which failure shall continue for a period of three (3) days after Landlord sends Tenant written notice thereof (except that Tenant shall not be entitled to any notice and cure period for the third and each subsequent such failure during any twelve month period during the Lease Term); (b) an Event of Bankruptcy; (c) Tenant’s dissolution or liquidation; (d) any Environmental Default; (e) any sublease, assignment or mortgage not permitted by Article VII; (f) Tenant’s failure to comply with any provision of Article 11; (g) Tenant’s failure to perform or observe any covenant or condition of this Lease not otherwise specifically described above in this definition of “Event of Default,” which failure shall continue for a period of twenty (20) days after Landlord sends Tenant written notice thereof (except that Tenant shall not be entitled to any notice and cure period for the third and each subsequent such failure during any twelve month period during the Lease Term); provided, however, that if such cure cannot reasonably be effected within such twenty (20) day period and Tenant begins such cure promptly within such twenty (20) day period and is pursuing such cure in good faith and with diligence and continuity, then, except in the event of an emergency, Tenant shall have such additional time (not to exceed ninety (90) days in total) as is reasonably necessary to effect such cure.

1.43    Final Construction Drawings: the Construction Drawings as approved (or deemed approved pursuant to Exhibit B) by both Landlord and Tenant.

1.44    Hazardous Materials: (a) asbestos and any asbestos containing material and any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Law or any other applicable Law as a “hazardous substance,” “hazardous material,” “hazardous waste,” “infectious waste,” “toxic substance,” “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (b) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources, (c) toxic mold, mildew or any substance that reasonably can be expected to give rise to toxic mold or mildew, or (d) any petroleum product, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by-product material), medical waste, chlorofluorocarbon, lead or lead-based product, and any other substance whose presence could be detrimental to the Building or the Land or hazardous to health or the environment.

1.45    including: including, but not limited to; including, without limitation; and words of similar import.

1.46    Insolvency Laws: the insolvency Laws of any state.

1.47    Landlord Insured Parties: Landlord’s Representatives, the managing agent of the Building and the holder of any Mortgage, in each case of whom Landlord shall have given notice to Tenant, and any other party that Landlord may reasonably designate in writing from time to time.

1.48    Landlord’s Representatives: Landlord’s affiliates, shareholders, partners, directors, officers, employees, agents and representatives.

1.49    Landlord’s Work: As defined in Exhibit B.

1.50    Laws: all present and future laws, ordinances (including zoning ordinances and land use requirements), regulations, orders and recommendations (including those made by any public or private agency having authority over insurance rates).

1.51    Lease Year: a period of twelve (12) consecutive months commencing on the Lease Commencement Date, and each successive twelve (12) month period thereafter; provided, however, that if the Lease Commencement Date is not the first day of a month, then the second Lease Year shall commence on the first day of the month following the month in which the first anniversary of the Lease Commencement Date occurs (e.g., if the Lease Commencement Date is September 15, 2019, the second Lease Year will begin October 1, 2020).

1.52    Mortgages: all mortgages, deeds of trust, deeds to secure debt, ground leases or other security instruments which may now or hereafter encumber any portion of the Building or the Land.

1.53    Operating Charges: all actual expenses, charges and fees incurred by or on behalf of Landlord in connection with the management, operation, ownership, maintenance, servicing, insuring and repair of the Building (which is deemed to include the site upon which the Building is constructed (which site is sometimes referred to herein as the “Land”), the roof of the Building and any physical extensions therefrom, any driveways, sidewalks, landscaping and parking facilities in the Building or on the Land, and all other areas, facilities, improvements and appurtenances relating to any of the foregoing) including the following: (1) electricity with respect to the Common Areas and the Building systems (as reasonably determined by Landlord), gas, water, HVAC (including chilled condenser water), sewer and other utility and service costs, charges and fees (including any tap fees and connection and switching fees) of every type and nature; (2) premiums, deductibles (which deductibles are consistent with deductibles incurred by landlords of comparable first class buildings in Back Bay submarket of Boston) and other charges for insurance; (3) management fees of not more than three percent (3%) of the adjusted gross revenues of the Building (plus amounts that would have been received had there been no rental abatements or other concessions); (4) costs of service, equipment rental, access control, landscaping and maintenance contracts; (5) maintenance, repair and (subject to the limitations on capital expenditures set forth below) replacement expenses and supplies; (6) depreciation/amortization for capital expenditures made by Landlord to reduce operating expenses or to comply with Laws imposed after the date hereof, which shall be charged in annual installments over the useful life of the items for which such costs are incurred (provided that in the case of capital expenditures reasonably estimated to reduce operating expenses as reasonably determined by an engineer or other qualified party, Landlord shall have the right to amortize such expenses in annual installments equal to the projected annual savings) together with interest, each calendar year such costs are charged to Operating Charges, on the unamortized balance at an interest rate of two percent (2%) in excess of the Prime Rate in effect on January 1 of each calendar year; (7) charges for janitorial and cleaning services and supplies; (8) any business, professional or occupational license tax payable by Landlord with respect to the Building and any association fees; (9) [reserved]; (10) sales, use and personal property taxes payable in connection with tangible personal property and services purchased for and used in connection with the Building; (11) reasonable third party accounting and audit fees relating to the determination of Operating Charges (and tenants’ proportionate shares thereof) and the preparation of statements required by tenant leases; (12) expenses incurred in connection with concierge services provided to the Building (if any); (13) the fair market rental value of any management office (of reasonable and customary size) in the Building; (14) special assessments, fees, penalties and other charges and costs for transit, transit encouragement traffic reduction programs, or any similar purpose; (15) all costs of operating, maintaining, repairing and replacing equipment in any portion of any fitness facility, roof deck, function room, conference facility or other amenity of the Building (to the extent not offset by separate membership or usage fees imposed by Landlord); (16) payments or assessments required in connection with a reciprocal easement or similar agreement to which the Landlord or the Building is bound; (17) any other expense reasonably incurred by Landlord in arm’s-length transactions in connection with maintaining, repairing or operating the Building; (18) costs and expenses for the maintenance and operation of parking areas and facilities and other parking arrangements for the Building for any transportation demand management program therefor, and for the maintenance and operation of shuttle bus and other transportation programs or facilities therefor; (19) all costs (including all fringe benefits, workers’ compensation insurance premiums and payroll taxes) of employees at or below the level of property manager that are exclusively employed at the Building; and (20) all common area expenses and any and all other operating, management and other amounts imposed under private assessments and allocable to the Building. Notwithstanding any provision contained in this Lease to the contrary, Operating Charges shall not include: (i) Real Estate Taxes; (ii) principal or interest payments on any Mortgage; (iii) the costs of special services and utilities separately charged to particular tenants of the Building;

(iv) base rent or percentage rent payments under any ground lease; (v) advertising and promotional expenses directly relating to leasing; (vi) costs for which Landlord is reimbursed by insurance proceeds or from tenants of the Building (other than such tenants’ regular contributions to Operating Charges) or any other source; (vii) costs directly and solely related to the maintenance and operation of the entity that constitutes the Landlord, such as accounting fees incurred solely for the purpose of reporting Landlord’s financial condition; (viii) costs of repairs, replacements or other work occasioned by fire, windstorm or other casualty, or the exercise by governmental authorities of the right of eminent domain (except for the deductible under any insurance carried by Landlord); (ix) leasing commissions, attorney’s fees, costs, disbursements and other expenses incurred by Landlord or its agents in connection with negotiations for leases with tenants, other occupants or prospective tenants or other occupants of the Building, and similar costs incurred in connection with disputes with and/or enforcement of any leases with tenants, other occupants, or prospective tenants or other occupants of the Building; (x) tenant allowances, tenant concessions, and other costs and expenses (including permit, license and inspection fees) incurred in connection with completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating leased premises for tenants or other occupants, or vacant, leasable space in the Building, including space planning/interior architecture fees and/or engineering for same; (xi) costs or expenses (including fines, penalties and legal fees) incurred due to the violation (as compared to compliance costs) by Landlord, its agents or employees, any tenant (other than Tenant) or other occupant of the Building of any terms and conditions of this Lease or of the leases of other tenants in the Building, and/or of any valid applicable Laws that would not have been incurred but for such violation by Landlord, its agent or employee, tenant, or other occupant, it being intended that each party shall be responsible for the costs resulting from its violation of such leases and Law (provided that reasonable attorneys’ fees to enforce rules and regulations for the Building shall be included in Operating Charges); (xii) penalties for any late payment by Landlord, including taxes and equipment leases; (xiii) compensation paid to clerks, attendants or other persons in commercial concessions (such as a snack bar, restaurant or newsstand, but not including Building amenities such as the fitness facility and the Parking Facilities, or any roof deck, function room, or conference facility); (xiv) Landlord’s contributions to charitable organizations; (xv) costs of correcting defects, including any allowances for same, in the original construction of the Building; (xvi) costs in connection with services (including electricity), items or other benefits of a material type which are not available to Tenant without specific charge therefor, but which are provided to another tenant or occupant of the Building, whether or not such other tenant or occupant is specifically charged therefor by Landlord; (xvii) costs or expenses for the purchase or leasing of sculpture, paintings or other works of art, other than normal building decorations customary in projects comparable to the Building; and (xviii) reserves of any kind; and (xix) costs arising from the presence of Hazardous Materials in, about or below the Land or the Building (including any Hazardous Materials brought to, deposited on or disposed of at the Building by Landlord or its employees, agents, or contractors, but excluding those Hazardous Materials utilized in connection with the operation, maintenance and repair of the Building in the ordinary course and those brought, deposited or disposed of by Tenant or Tenant’s Agents with respect to its use or occupancy of space in the Building).

1.54    Parking Facilities: the parking areas in the garage adjacent to the Building, including such valet arrangements, if any, as may be provided or permitted pursuant thereto.

1.55    Prime Rate: the prime rate published in the Money Rates section of the Wall Street Journal.

1.56    [Reserved]

1.57    Proposed Sublease Commencement Date: the anticipated commencement date of the proposed assignment, subletting or other transaction.

1.58    Proposed Sublet Space: the area proposed to be assigned, sublet or otherwise encumbered.

1.59    Proposed Sublet Term: the term for which the Proposed Sublet Space is proposed to be assigned, sublet or otherwise encumbered.

1.60    Real Estate Taxes: (1) all of the real estate taxes and assessments imposed upon or with respect to the Building or Landlord’s interest therein; (2) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as (without limitation) fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and Real Estate Taxes shall also include any governmental or private assessments or the contribution by the Building towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (3) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises, or the rent or additional rent payable hereunder, including, without limitation, any business or gross income tax, gross receipts tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (4) reasonable expenses (including reasonable attorneys’ and consultants’ fees and court costs, provided that attorneys’ fees may be on a contingent fee basis) incurred in reviewing, protesting or seeking a reduction or abatement of, or defending or otherwise participating in any challenge to, real estate taxes, whether or not such protest or reduction is ultimately successful (provided, however, that such review, protest, or reduction attempt is undertaken in good faith by Landlord with the reasonable expectation to reduce Real Estate Taxes for the Building). Real Estate Taxes shall not include any inheritance, estate, gift, franchise, corporation, net income or net profits tax assessed against Landlord from the operation of the Building, or any interest charges or penalties incurred as a result of Landlord’s failure to timely pay Real Estate Taxes (provided that if the taxing authority permits a taxpayer to elect to pay in installments, then, for purposes of determining the amount of Real Estate Taxes, if Landlord so elects to pay in installments, all interest charges shall be deemed Real Estate Taxes).

1.61    Reconciliation Statement: a reasonably detailed written statement showing (1) Tenant’s Proportionate Share of the amount by which (A) Operating Charges incurred during the immediately preceding calendar year exceeded the Operating Charges Base Amount (as defined in Section 5.2(a)) (not including utilities or insurance costs), (B) utility costs incurred during the immediately preceding calendar year exceeded utility costs incurred during the Operating Charges Base Year, (C) insurance costs incurred during the immediately preceding calendar year exceeded insurance costs incurred during the Operating Charges Base Year, and (D) Real Estate Taxes for the immediately preceding calendar year exceeded the Real Estate Taxes Base Amount (as defined in Section 5.3(a)), as applicable; and (2) the aggregate amount of Tenant’s estimated payments made on account of Operating Charges, including utility costs, insurance costs, and Real Estate Taxes during such year, as applicable.

1.62    Structural and System Alterations: any Alteration that will or may necessitate any changes, replacements or additions to the load-bearing or exterior walls, non-drop ceilings, partitions (load-bearing or non-demising), columns or floor, or to the fire protection, water, sewer, electrical, mechanical, plumbing, HVAC or other base building systems, of the Premises or the Building.

1.63    Tenant Items: all non-Building standard supplemental heating, ventilation and air conditioning equipment and systems serving exclusively the Premises and any special tenant areas, facilities and finishes, any special fire protection equipment, any telecommunications, security, data, computer and similar equipment, cabling and wiring, kitchen/galley equipment and fixtures, all other furniture, furnishings, equipment and systems of Tenant and all Alterations.

1.64    Tenant’s Sublease Request Notice: a notice to Landlord containing: the identity of a proposed assignee, subtenant or other party and its business; the terms of the proposed assignment, subletting or other transaction (including a copy of the proposed document for same); the Proposed Sublease Commencement Date; the Proposed Sublet Space; the Proposed Sublet Term, financial statements for the prior two (2) years certified by an authorized officer of the proposed assignee, subtenant or other party, or by a certified public accounting firm, or other evidence of financial responsibility of such proposed assignee, subtenant or other party; and a certification executed by Tenant and such party stating whether or not any premium or other consideration is being paid for the assignment, sublease or other transaction.

1.65    Trustee: a trustee-in-bankruptcy of Tenant under a Case.

ARTICLE II

PREMISES

2.1    Tenant leases the Premises from Landlord for the term and upon the conditions and covenants set forth in this Lease. Except as may otherwise be expressly provided in this Lease, the lease of the Premises does not include the right to use the roof, mechanical rooms, electrical closets, janitorial closets, telephone rooms, parking areas or non-common or non-public areas of any portion of the Building, whether or not any such areas are located within the Premises. However, Tenant shall have the non-exclusive right to use: (1) the plenums, risers, electrical closets, telephone rooms, ducts or pipes on or serving the floor on which the Premises are located (other than those installed for another tenant’s exclusive use and provided Tenant shall have such utilization in no greater proportion than the ratio by which the square feet of rentable area in the Premises compares to the square feet of rentable area in the Building) in accordance with plans and specifications to be approved by Landlord in its sole discretion; (2)

the Parking Facilities in accordance with Article XXIV; and (3) any mechanical rooms, electrical closets and telephone rooms located within the Premises, for the purpose for which they were intended, but only with Landlord’s prior consent (except to the extent that such rooms and closets contain no system, wiring or other item related to either the Building Structure and Systems or to a structure or system of any tenant or occupant other than Tenant, in which case no such prior consent of Landlord shall be required for use by Tenant’s on-site, properly licensed and trained technicians) and strictly in accordance with Landlord’s rules, regulations and requirements in connection therewith.

ARTICLE III

TERM

3.1    (a) All of the provisions of this Lease shall be in full force and effect from and after the Execution Date. The Lease Term shall commence on the Lease Commencement Date and expire at 11:59 P.M. on the Expiration Date. If the Lease Commencement Date is not the first day of a month, then the Lease Term shall be the period set forth in Section 1.14 plus the partial month in which the Lease Commencement Date occurs. The Lease Term shall also include any properly exercised renewal or extension of the term of this Lease.

(b)    Provided no Event of Default by Tenant has occurred under this Lease, Tenant shall have the right to install in the Premises, during the Move In Period only, Tenant’s Cabling and other furniture, furnishings, inventory, equipment, or trade fixtures, subject to all applicable terms and conditions of this Lease. At Tenant’s request from time to time Landlord will inform Tenant of Landlord’s good faith determination of the projected Lease Commencement Date. Neither Tenant nor any Agent of Tenant shall enter the Premises during those times that Landlord determines such entry will unreasonably interfere with activities of Landlord or Landlord’s Agents, and, in such event, Landlord shall notify Tenant of specific times during which Tenant may make such entry. Any and all activity by Tenant or any Agent of Tenant prior to the Lease Commencement Date shall be coordinated with Landlord and its general contractor to ensure that such activity does not interfere with any other work. If Landlord determines that any such interference is occurring, then Landlord shall have the right to require the removal of the offending party from the Premises (with Tenant having no right to assert that the Lease Commencement Date or Tenant’s other obligations are affected thereby). During the Move In Period, neither Tenant nor any of its Agents shall unreasonably delay or otherwise inhibit work being performed by Landlord or Landlord’s Agents. Notwithstanding anything in this Lease to the contrary: (a) Landlord shall have no responsibility with respect to any items placed in the Premises by Tenant or any Agent of Tenant prior to the Lease Commencement Date; and (b) all of the provisions of this Lease (including all insurance, indemnity and utility provisions (except, with respect to utility consumption during the Move-In Period, Tenant shall only be responsible for excess utilities or utilities used outside of Building Hours)) shall apply during the Move In Period, except that during such period (i) Tenant shall not be obligated to pay Base Rent or Tenant’s Proportionate Share of increases in Operating Charges and Real Estate Taxes and (ii) Landlord shall not be obligated to provide any utility, service or other item in excess of those customarily provided to or for the benefit of a premises in order for Landlord to perform its building standard initial improvement work thereto.

3.2    Promptly after the Lease Commencement Date is ascertained, Landlord and Tenant shall execute the certificate attached to this Lease as Exhibit D. Failure to execute said certificate shall not affect the commencement or expiration of the Lease Term.

3.3    (a) The date that Landlord delivers the Premises to Tenant in the Delivery Condition is hereby referred to as the “Delivery Date”; provided, however, that the Delivery Date shall be extended by one (1) day for each full day that Landlord is unable to deliver the Premises in compliance with all Laws (including the ADA), which failure prohibits the lawful occupancy or Premises or prohibits Tenant from conducting its business operations in the Premises. It is presently anticipated that the Delivery Date will occur on or about the Anticipated Occupancy Date; provided, however, that if the Delivery Date does not occur by such date, then, except as provided in this Section 3.3, Landlord shall not have any liability whatsoever, and this Lease shall not be rendered void or voidable, as a result thereof.

(b)    If the Delivery Date does not occur on or before the thirtieth (30th) day following the Anticipated Occupancy Date, then, provided no Event of Default by Tenant has occurred, and Tenant has delivered to Landlord the insurance certificates required pursuant to Article XIII, Landlord shall grant to Tenant, as its sole and exclusive remedy, a rent abatement equal to one hundred percent (100%) of the per diem Base Rent payable during the first Lease Year for each day of such delay; provided that to the extent that such delay is attributable to any of the factors or causes described in Section 25.19 (i.e., force majeure conditions) not to exceed sixty (60) days, or any delays caused by Tenant or any Agent of Tenant, including those specified in Section 6(b) of Exhibit B, then Tenant shall not be entitled to any such rent abatement.

(c)    If the Delivery Date does not occur on or before the one hundredth (100th) day following the Anticipated Occupancy Date (the “Outside Delivery Date”), then, provided no Event of Default exists under this Lease and except as otherwise provided below, Tenant shall have the right, as its sole and exclusive remedy (subject to subsection (b) above), to terminate this Lease by delivering written notice of the exercise of such right to Landlord. Such right of termination may be exercised by Tenant only during the period commencing on the business day following the Outside Delivery Date and continuing through the tenth (10th) business day thereafter, and if such right is not exercised by Tenant by said tenth (10th) business day, such right shall thereafter lapse and be of no further force or effect. If this Lease is terminated pursuant to this subsection, then neither party shall have any further obligations or liability hereunder to the other party; provided, however, that Landlord shall promptly refund any and all security deposits or advance rent previously deposited by Tenant with Landlord in accordance with the provisions of this Lease. Notwithstanding the foregoing, the Outside Delivery Date shall be extended on a day-for-day basis for each day the Delivery Date is delayed as a result of any of the factors or causes described in Section 25.19 for up to sixty (60) days, or any delay caused by Tenant or any Agent of Tenant (including those specified in Section 6(b) of Exhibit B).

3.4    Landlord hereby grants to Tenant the conditional right, exercisable at Tenant’s option, to renew the Lease Term, with respect to all of the Premises, for one (1) term of five (5) years (the “Renewal Term”). If exercised, and if the conditions applicable thereto have been satisfied, the Renewal Term shall commence immediately following the Expiration Date. The rights of renewal herein granted to Tenant shall be subject to, and shall be exercised in accordance with, the following terms and conditions:

(a)    Tenant shall exercise its right of renewal with respect to the Renewal Term by giving Landlord written notice (the “Renewal Option Notice”) of such election not earlier than twelve (12) months nor later than nine (9) months prior to the expiration of the then-current Lease Term. The parties shall then have thirty (30) days after Landlord’s timely receipt of such notice (the “Negotiation Period”) in which to agree on the annual base rent, escalation factor and additional rent which shall be payable during the Renewal Term. The parties shall attempt in good faith to agree upon an annual base rent payable for the first year of the Renewal Term which would equal one hundred percent (100%) of the applicable fair market rent taking into account the Market Items (as defined below) for renewal transactions. The term “Market Items” shall mean, if then applicable, rent abatements, brokerage commissions, construction allowances for standard and above-standard construction. Among the factors to be considered by the parties during such negotiations shall be the general office rental market in the Back Bay submarket of Boston, the rental rates then-being quoted by Landlord to comparable tenants for comparable space in the Building and comparable buildings, and the rents being charged to similar tenants in similar office space in multi-tenanted, multi-story, first-class office buildings. If during the Negotiation Period the parties agree on such annual base rent, escalation factor and additional rent, then they shall promptly execute an amendment to the Lease stating the terms so agreed upon. If during the Negotiation Period the parties are unable, for any reason whatsoever, to agree on such annual base rent, escalation factor (if any) and additional rent payable, then within five (5) business days after the last day of the Negotiation Period, the parties shall each appoint a real estate broker who shall be licensed in the Commonwealth of Massachusetts and who specializes in the field of commercial office space leasing in Boston, Massachusetts, has at least ten (10) years of experience and is recognized within the field as being reputable and ethical. Such two individuals shall each determine, within ten (10) business days after their appointment, such annual base rent, escalation factor (if any) and additional rent. If such individuals do not agree on such items, then the two individuals shall, within five (5) business days, render separate written reports of their determinations and together appoint a third similarly qualified individual. The third individual shall, within ten (10) business days after his or her appointment, select either Landlord’s broker’s determination or Tenant’s broker’s determination (this being the third broker’s sole function) as being closest to the applicable fair market annual base rent, escalation factor (if any) and additional rent and shall notify the parties of such selection. The third broker’s decision shall be final and conclusive, and binding on Landlord and Tenant. Landlord and Tenant shall each bear the cost of its broker and shall share equally the cost of the third broker. Upon determination of the annual base rent, escalation factor and concessions payable pursuant to this Section, the parties shall promptly execute an amendment to the Lease stating the rent and additional terms so determined.

(b)    If the Renewal Option Notice is not given timely, then Tenant’s right of renewal with respect to the Renewal Term shall lapse and be of no further force or effect.

(c)    If an uncured Event of Default by Tenant exists on the date Tenant sends its Renewal Option Notice or at the time the Renewal Term is to commence, then, at Landlord’s election, the Renewal Term shall not commence and the term of this Lease shall expire at the expiration of the Lease Term.

(d)    If at any time thirty percent (30%) or more of the square feet of rentable area of the entire Premises has been subleased or assigned (other than to an Affiliate pursuant to Section 7.2(b)), or if the Lease has been terminated with respect to such portion of the Premises, then Tenant’s rights pursuant to this Section shall lapse and be of no further force or effect.

(e)    Tenant’s right of renewal under this Section may be exercised only by Tenant or an Affiliate-assignee pursuant to Section 7.2(b) hereof, and may not be exercised by or for the benefit of any other transferee, sublessee or assignee of Tenant (other than Affiliate).

(f)    The Renewal Term may be exercised only with respect to all of the then-current Premises.

ARTICLE IV

BASE RENT

4.1    From and after the Lease Commencement Date, Tenant shall pay the Base Rent in equal monthly installments in advance on the first day of each month during a Lease Year.

4.2    Notwithstanding the foregoing, provided no Event of Default by Tenant has occurred under this Lease, Landlord grants to Tenant an abatement of the Base Rent otherwise payable hereunder during the first Lease Year, which amount shall be credited toward the monthly installments of Base Rent payable for the first two (2) full calendar months of the Lease Term commencing on the Lease Commencement Date (the “Abatement Period”). Concurrently with Tenant’s execution of this Lease, Tenant shall pay an amount equal to one (1) monthly installment of the Base Rent payable during the first Lease Year, which amount shall be credited toward the monthly installment of Base Rent payable for the first full calendar month of the Lease Term following the Abatement Period. If the Lease Commencement Date is not the first day of a month, then the Base Rent from the Lease Commencement Date until the first day of the following month shall be prorated on a per diem basis at the rate of one thirtieth (1/30th) of the monthly installment of the Base Rent payable during the first Lease Year, and Tenant shall pay such prorated installment of the Base Rent on the day following the expiration of the Abatement Period.

4.3    All sums payable by Tenant under this Lease shall be paid to Landlord in legal tender of the United States, without setoff, deduction or demand (except as expressly set forth in this Lease), at the Landlord Payment Address, or to such other party or such other address as Landlord may designate in writing. Landlord’s acceptance of rent after it shall have become due and payable shall not excuse a delay upon any subsequent occasion or constitute a waiver of any of Landlord’s rights hereunder. If any sum payable by Tenant under this Lease is paid by check which is returned due to insufficient funds, stop payment order, or otherwise, then: (a) such event shall be treated as a failure to pay such sum when due; and (b) in addition to all other rights and remedies of Landlord hereunder, Landlord shall be entitled (i) to impose a returned check charge of Fifty Dollars ($50.00) to cover Landlord’s administrative expenses and overhead for processing, and (ii) to require that all future payments be remitted by wire transfer, money order, or cashier’s or certified check.

4.4    Landlord and Tenant agree that no rental or other payment for the use or occupancy of the Premises is or shall be based in whole or in part on the net income or profits derived by any person or entity from the Building or the Premises. Tenant will not enter into any sublease, license, concession or other agreement for any use or occupancy of the Premises which provides for a rental or other payment for such use or occupancy based in whole or in part on the net income or profits derived by any person or entity from the Premises so leased, used or occupied. Nothing in the foregoing sentence, however, shall be construed as permitting or constituting Landlord’s approval of any sublease, license, concession, or other use or occupancy agreement not otherwise approved by Landlord in accordance with the provisions of Article VII.

ARTICLE V

OPERATING CHARGES AND REAL ESTATE TAXES

5.1    For purposes of this Article V, the term “Building” shall be deemed to include the Land, the roof of the Building and any physical extensions therefrom, any driveways, sidewalks, landscaping, alleys and parking facilities in the Building or on the Land, and all other areas, facilities, improvements and appurtenances relating to any of the foregoing. If the Building is operated as part of a complex of buildings or in conjunction with other buildings or parcels of land, Landlord shall prorate the common expenses and costs with respect to each such building or parcel of land in its sole but reasonable judgment.

5.2    (a) From and after the day following the expiration of the Operating Charges Base Year, subject to Section 5.4 below, Tenant shall pay as additional rent Tenant’s Proportionate Share of the amount by which Operating Charges for each calendar year falling entirely or partly within the Lease Term exceed a base amount (the “Operating Charges Base Amount”) equal to the Operating Charges incurred during the Operating Charges Base Year; provided, however, that for purposes of determining Tenant’s Proportionate Share of increases in Operating Charges, increases in Operating Charges in the aggregate shall not include increases in utility costs and insurance costs, and (x) Tenant shall pay its Proportionate Share of the amount by which utility costs for each calendar year falling entirely or partly within the Lease Term exceed the utility costs incurred during the Operating Charges Base Year, and (y) Tenant shall pay its Proportionate Share of the amount by which insurance costs for each calendar year falling entirely or partly within the Lease Term exceed the insurance costs incurred during the Operating Charges Base Year. Tenant’s Proportionate Share with respect to Operating Charges set forth in Article I has been calculated to be that percentage which is equal to a fraction, the numerator of which is the number of square feet of rentable area in the Premises as set forth in the definition of the term “Premises” in Article I, and the denominator of which is the number of square feet of Total Area. In the event that after the Operating Charges Base Year, Landlord introduces a new service or amenity that is not customarily offered by landlords of comparable-class office buildings in the Market Area (or that is customarily offered by landlords of comparable-class office buildings in the Market Area during the Operating Charges Base Year, but is not offered by Landlord during the Operating Charges Base Year) and that results in an Operating Charge that was not included in the Operating Charges Base Amount, then such Operating Charge shall be added to the Operating Charges Base Amount, such that Tenant shall only be obligated to pay for Tenant’s Proportionate Share of increases over such new Operating Charge.

(b)    If the average occupancy rate for the Building during any calendar year during the Lease Term (including the Operating Charges Base Year) is less than ninety-five percent (95%), or if any tenant is separately paying for (or does not require) janitorial or other utilities or services furnished to its premises, then Landlord shall include in Operating Charges for such year all additional expenses, as reasonably estimated by Landlord, which would have been incurred during such year if such average occupancy rate had been ninety-five percent (95%) and if Landlord paid for such utilities or services furnished to such premises.

(c)    Tenant shall make estimated monthly payments to Landlord on account of Tenant’s Proportionate Share of the amount by which (i) Operating Charges (excluding utilities and insurance) that are expected to be incurred during each calendar year would exceed the Operating Charges Base Amount, (ii) utility costs that are expected to be incurred during each calendar year would exceed the utility costs incurred during the Operating Charges Base Year, and (iii) insurance costs that are expected to be incurred during each calendar year would exceed the insurance costs incurred during the Operating Charges Base Year. At the beginning of each calendar year after the Lease Commencement Date, Landlord shall submit a reasonably detailed written statement setting forth Landlord’s reasonable estimate of Tenant’s Proportionate Share thereof. Tenant shall pay to Landlord on the first day of each month following receipt of such statement, until Tenant’s receipt of the succeeding annual statement, an amount equal to one twelfth (1/12) of each such share (estimated on an annual basis without proration pursuant to Section 5.4). If Landlord does not provide Tenant with an updated estimate in any calendar year during the Lease Term, Tenant shall continue to pay monthly installments based on the most recent estimate(s) until Landlord provides Tenant with the new estimate. Not more than twice during any calendar year, Landlord may revise Landlord’s estimate and adjust Tenant’s monthly payments to reflect Landlord’s revised estimate. Within one hundred twenty (120) days after the end of each calendar year, or as soon thereafter as is feasible, Landlord shall submit a Reconciliation Statement for Operating Charges. If such Reconciliation Statement indicates that the aggregate amount of such estimated payments exceeds Tenant’s actual liability, then Landlord shall credit the net overpayment toward Tenant’s next installment(s) of rent due under this Lease, or, if the Lease Term has expired or will expire before such credit can be fully applied, or if Tenant is not otherwise liable to Landlord for further payment, Landlord shall reimburse Tenant for the amount of such overpayment within thirty (30) days. If such statement indicates that Tenant’s actual liability exceeds the aggregate amount of such estimated payments, then Tenant shall pay the amount of such excess as additional rent.

5.3    (a) From and after the day following the day following the expiration of the Real Estate Taxes Base Year, Tenant shall pay as additional rent Tenant’s Proportionate Share of the amount by which Real Estate Taxes for each calendar year falling entirely or partly within the Lease Term exceed a base amount (the “Real Estate Taxes Base Amount”) equal to the Real Estate Taxes incurred during the Real Estate Taxes Base Year. Tenant’s Proportionate Share with respect to Real Estate Taxes set forth in Article I has been calculated to be that percentage which is equal to a fraction, the numerator of which is the number of square feet of rentable area in the Premises as set forth in Article I above, and the denominator of which is the number of square feet of Total Area. Tenant shall not initiate or participate in any contest of Real Estate Taxes without Landlord’s prior written consent.

(b)    Tenant shall make estimated monthly payments to Landlord on account of Tenant’s Proportionate Share of the amount by which Real Estate Taxes that are expected to be incurred during each calendar year would exceed the Real Estate Taxes Base Amount. At the beginning of each calendar year after the Lease Commencement Date, Landlord shall submit a reasonably detailed written statement setting forth Landlord’s reasonable estimate of Tenant’s Proportionate Share thereof. Tenant shall pay to Landlord on the first day of each month following receipt of such statement, until Tenant’s receipt of the succeeding annual statement, an amount equal to one twelfth (1/12) of such share (estimated on an annual basis without proration pursuant to Section 5.4). If Landlord does not provide Tenant with an updated estimate in any calendar year during the Lease Term, Tenant shall continue to pay monthly installments based on the most recent estimate(s) until Landlord provides Tenant with the new estimate. Not more than twice during any calendar year, Landlord may revise Landlord’s estimate and adjust Tenant’s monthly payments to reflect Landlord’s revised estimate. Within one hundred twenty (120) days after the end of each calendar year, or as soon thereafter as is feasible, Landlord shall submit a Reconciliation Statement for Real Estate Taxes. If such Reconciliation Statement indicates that the aggregate amount of such estimated payments exceeds Tenant’s actual liability, then Landlord shall credit the net overpayment toward Tenant’s next installment(s) of rent due under this Lease, or, if the Lease Term hereof has expired or will expire before such credit can be fully applied, of if Tenant is not otherwise liable for further payment, Landlord shall reimburse Tenant for the amount of such overpayment within thirty (30) days. If such statement indicates that Tenant’s actual liability exceeds the aggregate amount of such estimated payments, then Tenant shall pay the amount of such excess as additional rent.

5.4    If Tenant’s obligations under this Article I commence or expire on a day other than the first day or the last day of a calendar year, respectively, then Tenant’s liabilities pursuant to this Article for such calendar year shall be the amount that Tenant would have owed hereunder for the full calendar year had such calendar year fallen entirely within the Lease Term, multiplied by a fraction, the numerator of which is the number of days during such calendar year falling within the Lease Term, and the denominator of which is three hundred sixty five (365).

ARTICLE VI

USE OF PREMISES

6.1    Tenant shall use and occupy the Premises solely for general (non-medical and non-governmental) office purposes compatible with first class office buildings in the Building’s submarket, and for no other use or purpose. Tenant shall not use or occupy the Premises for any unlawful purpose, or in any manner that will violate the certificate of occupancy for the Premises or the Building, or that will constitute waste, nuisance or unreasonable annoyance to Landlord or any other tenant or user of the Building, or in any manner that will increase the number of parking spaces required for the Building or its full occupancy as required by law. Landlord at its expense (subject to reimbursement pursuant to Article V, if and to the extent permitted thereby) shall comply with all Laws to the extent the same apply directly to the Building Structure and Systems and Common Areas as a whole; provided, however, that to the extent any non-compliance is a result of the particular use or occupancy of the Premises (as opposed to office use generally), or any negligence or willful misconduct by of Tenant or any Agent of Tenant, or if any improvements made by Landlord to comply with such Laws benefit solely the Premises, then such compliance shall be at Tenant’s cost. Following Landlord’s delivery of the Premises in accordance with all applicable Laws, Tenant shall comply with all Laws concerning the use, occupancy and condition of the Premises and all machinery, equipment, furnishings, fixtures and improvements therein, all in a timely manner at Tenant’s sole expense. If any Law requires an occupancy or use permit or license for the Premises or the operation of the business conducted therein, then Tenant shall obtain and keep current such permit or license at Tenant’s expense and shall promptly deliver a copy thereof to Landlord. Without limiting the generality of any of the foregoing: Tenant, at its expense, shall install and maintain fire extinguishers and other fire protection devices as may be required with respect to Tenant’s use of the Premises from time to time by any agency having jurisdiction thereof and/or the underwriters insuring the Building; and Tenant at its sole cost and expense shall be solely responsible for taking any and all measures which are required to comply with the ADA concerning the Premises (including suite entry doors and related items) and the business conducted therein. Any Alterations made or constructed by or for Tenant for the purpose of complying with the ADA or which otherwise require compliance with the ADA shall be done in accordance with this Lease; provided, that Landlord’s consent to such Alterations shall not constitute either Landlord’s assumption, in whole or in part, of Tenant’s responsibility for compliance with the ADA, or representation or confirmation by Landlord that such Alterations comply with the provisions of the ADA. Use of the Premises is subject to all covenants, conditions and restrictions of record. Tenant shall not use any space in the Building or the Land for the sale of goods to the public at large or for the sale at auction of goods or property of any kind. Tenant shall not conduct any operations, sales, promotions, advertising or special events outside the Premises, in the Building or on the Land.

6.2    Tenant shall pay before delinquency any business, rent or other taxes or fees that are now or hereafter levied, assessed or imposed upon Tenant’s use or occupancy of the Premises, the conduct of Tenant’s business at the Premises, or Tenant’s equipment, fixtures, furnishings, inventory or personal property. If any such tax or fee is enacted or altered so that such tax or fee is levied against Landlord or so that Landlord is responsible for collection or payment thereof, then Tenant shall pay as additional rent the amount of such tax or fee. In addition to Base Rent and other charges to be paid by Tenant hereunder, Tenant shall reimburse Landlord upon demand for any and all taxes or assessments payable by Landlord by applicable Laws, whether or not now customary or within the contemplation of the parties hereto, to the extent not included in Real Estate Taxes: (a) upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises or by the cost or value of any improvements made in or to the Premises by Tenant regardless of whether title to such improvements shall be in Tenant or Landlord; (b) upon or measured by the rental, parking fees and other charges payable hereunder in the nature of a sales tax upon rent, fees or other charges or a so-called “rent tax” or as a substitute for or in lieu of any increase in any taxes now in effect in connection with the payment of rent or other charges for the use, occupancy, possession or tenancy of the demised premises for each month or portion thereof during the term of this Lease, but not federal or state income taxes of Landlord; and (c) upon this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises. Tenant agrees to pay all sales taxes and rent taxes in the manner and in accordance with the requirements of applicable Laws. If the applicable taxing authority shall require Landlord or Landlord’s agent to collect any sales taxes or rent taxes for or on behalf of the applicable taxing authority, then such sales taxes or rent taxes shall be paid by Tenant to Landlord or Landlord’s agent monthly with the rent payments and other charges required to be paid hereunder, in accordance with the requirements of the applicable taxing authority. In the event that it shall not be lawful for Tenant so to reimburse Landlord, the monthly rental payable to Landlord under this Lease shall be revised to net Landlord the same net rental after imposition of any such tax upon Landlord as would have been payable to Landlord if such tax had not been imposed.

6.3    Tenant shall not allow, cause or permit any Hazardous Materials to be generated, used, treated, released, stored or disposed of in or about the Building or the Land, provided that Tenant may use and store normal and reasonable quantities of standard cleaning and office materials in the Premises as may be reasonably necessary for Tenant to conduct normal general office use operations in the Premises so long as such materials are properly, safely and lawfully stored, used and disposed of by Tenant and the quantity of same does not equal or exceed a “reportable quantity” as defined in 40 C.F.R. 302 and 305, as amended. At the expiration or earlier termination of this Lease, with respect to conditions existing on account of Tenant’s use or occupancy of the Premises or any action or inaction of Tenant or any Agent of Tenant (it being understood that the term “inaction” as used in this Section shall not impose upon Tenant any obligation to remove Hazardous Materials existing in the Premises as of the Lease Commencement Date which were introduced into the Premises by anyone other than Tenant or any Agent of Tenant, unless such condition is knowingly aggravated as a result of Tenant’s use or occupancy of the Premises), Tenant shall surrender the Premises to Landlord free of Hazardous Materials and in compliance with all Environmental Laws. Tenant shall: (i) give Landlord immediate verbal and follow up written notice of any actual or threatened Environmental Default with respect to conditions existing on account of Tenant’s use or occupancy of the Premises or any action or inaction of Tenant or any Agent of Tenant, which Environmental Default Tenant shall cure in accordance with all Environmental Laws and only after Tenant has obtained Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; and (ii) promptly deliver to Landlord copies of any notices or other items received from or submitted to any governmental or quasi-governmental agency, or any claim instituted or threatened by any third party, concerning the Premises, the occupancy or use thereof, or the existence or potential existence of Hazardous Materials therein. Upon any Environmental Default, in addition to all other rights available to Landlord under this Lease, at law or in equity, Landlord shall have the right but not the obligation to immediately enter the Premises, to supervise and approve any actions taken by Tenant to address the Environmental Default, and, if Tenant fails to immediately address same in accordance with this Lease, to perform, with respect to conditions existing on account of Tenant’s use or occupancy of the Premises or any action or inaction of Tenant or any Agent of Tenant, at Tenant’s sole cost and expense, any lawful action necessary to address same.

ARTICLE VII

ASSIGNMENT AND SUBLETTING

7.1    Except as otherwise expressly provided in this Lease, Tenant shall not assign, transfer or otherwise encumber, including an assignment or transfer by operation of law (collectively, “assign”) this Lease or all or any of Tenant’s rights hereunder or interest herein, or sublet or permit anyone to use or occupy (collectively, “sublet”) the Premises or any part thereof, without obtaining the prior written consent of Landlord, which consent may be withheld or granted in Landlord’s sole discretion (subject to the remainder of this Article VII). Notwithstanding any of the foregoing to the contrary, provided no Event of Default exists under this Lease, and subject to Landlord’s rights and Tenant’s obligations pursuant to Sections 7.3, 7.4 and 7.5 below, Landlord shall not unreasonably withhold, condition or delay its consent to any proposed subletting of the entire or any portion of the Premises or assignment of the Lease in its entirety. For purposes of the immediately preceding sentence, it shall be reasonable for Landlord to withhold its consent if, for example: (i) the proposed subtenant or assignee is engaged in a business, or the Premises will be used in a manner, that is inconsistent with the first class image of the Building; or (ii) Landlord is not reasonably satisfied with the financial condition of the proposed subtenant or assignee, taking into account Tenant’s continuing primary liability under this Lease; or (iii) the proposed use of the Premises is not in compliance with Article VI or is not compatible with the other uses within, and the terms of other leases with respect to, the Building; or (iv) the proposed subtenant or assignee is a governmental or quasi- governmental agency; or (v) the holders of Mortgages encumbering the Building shall fail to consent (Landlord hereby agreeing to use commercially reasonable efforts to obtain such consent if Landlord approves such transaction); or (vi) the proposed subtenant or assignee is either (A) an existing tenant of the Building (or any parent, subsidiary or affiliate thereof) if Landlord has adequate space available in the Building for a comparable term, or (B) for a period of one hundred eighty (180) days following the submission of a written proposal for the lease of space (and thereafter if a mutual agreement such as a letter of intent is executed within such period), any other person or entity with which Landlord is in the process of negotiating for the rental of space in the Building; or (vii) either such assignment or sublease or any consideration payable to Landlord in connection therewith adversely affects the real estate investment trust qualification tests applicable to Landlord or Landlord’s Representatives pursuant to Section 856(c) of the Internal Revenue Code of 1986, as amended from time to time. Any attempted assignment, transfer or other encumbrance of this Lease or all or any of Tenant’s rights hereunder or interest herein, and any sublet or permission to use or occupy the Premises or any part thereof not in accordance with this Article VII, shall, at Landlord’s election, be void and of no force or effect. Any assignment or subletting, Landlord’s consent thereto, the listing or posting of any name other than Tenant’s, or Landlord’s collection or acceptance of rent from any assignee or subtenant shall not be construed either (x) as waiving or releasing Tenant from any of its liabilities or obligations under this Lease as a principal and not as a guarantor or surety, for all of which liabilities and obligations Tenant shall remain fully liable hereunder, or (y) as relieving Tenant or any assignee or subtenant from the obligation of obtaining Landlord’s prior written consent to any subsequent assignment or subletting. As security for this Lease, Tenant hereby assigns to Landlord the rent due from any assignee or subtenant of Tenant. During any period that there exists an uncured Event of Default under this Lease, Tenant hereby authorizes each such assignee or subtenant to pay said rent directly to Landlord upon receipt of notice from Landlord specifying same. Landlord’s collection of such rent shall not be construed as an acceptance of such assignee or subtenant as a tenant. Tenant shall not mortgage, pledge, hypothecate or encumber (collectively “mortgage”) this Lease. Tenant shall pay to Landlord an administrative fee equal to five hundred dollars ($500) plus all other reasonable, out-of-pocket, third party expenses (including reasonable attorneys’ fees and accounting costs) incurred by Landlord in connection with Tenant’s request for Landlord to give its consent to any assignment, subletting, or mortgage, and Landlord’s receipt of such sum shall be a condition to Landlord providing such consent. Any sublease, assignment or mortgage shall, at Landlord’s option, be effected on forms reasonably approved by Landlord. Tenant shall deliver to Landlord a fully executed copy of each agreement evidencing a sublease, assignment or mortgage, and Landlord’s consent thereto, within ten (10) days after execution thereof.

7.2    (a) If Tenant is or becomes a partnership or a limited liability company, then any event (whether voluntary, concurrent or related) resulting in a dissolution of Tenant, any withdrawal or change (whether voluntary, involuntary or by operation of law) of the partners or members, as applicable, owning a controlling interest in Tenant (including each general partner or manager, as applicable), or any structural or other change having the effect of limiting the liability of the partners shall be deemed a prohibited assignment of this Lease subject to the provisions of this Article. If Tenant is or becomes a corporation or a partnership with a corporate general partner, then any event (whether voluntary, concurrent or related) resulting in a dissolution, merger, consolidation or other reorganization of Tenant (or such corporate general partner), or the sale or transfer or relinquishment of the interest of shareholders who, as of the date of this Lease, own a controlling interest of the capital stock of Tenant (or such corporate general partner), shall be deemed a prohibited assignment of this Lease subject to the provisions of this Article; provided, however, that if Tenant is a corporation whose stock is traded through a national or regional exchange or over the counter market, then the foregoing portion of this sentence shall be applicable only if such event has or is intended to have the effect of limiting liability under this Lease.

(b)    Notwithstanding anything contained in this Article VII to the contrary, provided no Event of Default exists hereunder, Tenant may, upon not less than ten (10) days’ prior written notice to Landlord (which notice shall contain a written certificate from Tenant signed by an authorized representative of Tenant, containing a representation as to the true, correct and complete legal and beneficial relationship of Tenant and the proposed assignee, transferee or subtenant) but without Landlord’s prior written consent and without being subject to Landlord’s rights and Tenant’s obligations set forth in Sections 7.4 and 7.5 below, assign or transfer its entire interest in this Lease or sublease the entire or any portion of the Premises to an Affiliate of Tenant. In the event of any such assignment or subletting, Tenant shall remain fully liable as a primary obligor for the payment of all rent and other charges required hereunder and for the performance of all obligations to be performed by Tenant hereunder. Notwithstanding the foregoing, if Tenant structures an assignment or sublease to an entity that meets the definition of an Affiliate of Tenant for the purpose of circumventing the restrictions on subleases and assignments provided elsewhere in this Article VII, then such subtenant or assignee shall conclusively be deemed not to be an Affiliate of Tenant and subject to all such restrictions. If the transaction in question is subject to regulatory or contractual confidentiality requirements, the ten (10) day notice period set forth above shall not apply but Tenant shall notify Landlord of said transfer or sublease to an Affiliate of Tenant within ten (10) days following the date of transfer or sublease.

7.3    If at any time during the Lease Term Tenant desires to assign or sublet all or part of this Lease or the Premises and the same is subject to Landlord’s consent, then in connection with Tenant’s request to Landlord for Landlord’s consent where required, Tenant shall give to Landlord a Tenant’s Sublease Request Notice, which shall specify the Proposed Sublet Space and the Proposed Sublet Term, evidence of financial responsibility of such proposed assignee, subtenant or other party in light of the financial obligation being assigned to such party, and a certification executed by Tenant and such party stating whether or not any premium or other consideration is being paid for the assignment, sublease or other transaction.

7.4    Except as set forth in Section 7.2(b) concerning Affiliates, Landlord shall have the right in its sole and absolute discretion to terminate this Lease with respect to the Proposed Sublet Space for the Proposed Sublet Term by sending Tenant written notice of such termination within twenty (20) days after Landlord’s receipt of Tenant’s Sublease Request Notice. Notwithstanding any of the foregoing to the contrary, if Landlord sends Tenant a written notice pursuant to the preceding sentence indicating Landlord’s intention to terminate this Lease with respect to the Proposed Sublet Space, then Tenant shall have the right, for a period of five (5) business days after receipt of such notice, to withdraw (by written notice to Landlord) Tenant’s Sublease Request Notice. If the Proposed Sublet Space does not constitute the entire Premises and/or if the Proposed Sublet Term does not constitute the entire remaining term hereof, and if Landlord so terminates, then (a) Tenant shall tender the Proposed Sublet Space to Landlord on the Proposed Sublease Commencement Date and such space shall thereafter be deleted from the Premises for the Proposed Sublet Term, and (b) as to that portion of the Premises (if any) which is not part of the Proposed Sublet Space, this Lease shall remain in full force and effect except that Base Rent and additional rent shall be reduced pro rata, and (c) if applicable, as of the expiration of the Proposed Sublet Term, Landlord shall return the Proposed Sublet Space to Tenant in its then as-is condition for the remainder of the term hereof. Landlord shall perform any and all construction and other work required to permit the operation of the Proposed Sublet Space separate from the balance of the Premises, in which event Tenant shall pay to Landlord as additional rent fifty percent (50%) of the costs and expenses incurred by Landlord in connection therewith. If the Proposed Sublet Space constitutes the entire Premises and the Proposed Sublet Term constitutes the entire remaining term hereof, and Landlord so terminates, then Tenant shall tender the Proposed Sublet Space to Landlord, and this Lease shall terminate, on the Proposed Sublease Commencement Date.

7.5    If any sublease or assignment (whether by operation of law or otherwise, including an assignment pursuant to the Bankruptcy Code or any Insolvency Law) provides that the subtenant or assignee thereunder is to pay any amount in excess of the sum of (a) the rent and other charges due under this Lease plus (b) the reasonable out-of-pocket expenses (excluding, however, any costs attributable to vacancy periods or “downtime”) reasonably incurred by Tenant in connection with the procurement of such sublease, assignment or other transfer (which expenses shall be amortized on a straight-line basis over the initial sublease term for the purposes hereof), then, whether such net excess be in the form of an increased monthly or annual rental, a lump sum payment, payment for the sale, transfer or lease of Tenant’s fixtures, leasehold improvements, furniture and other personal property, or any other form of payment having the effect of a “disguised” rental payment (and if the subleased or assigned space does not constitute the entire Premises, the existence of such excess shall be determined on a pro rata basis), Tenant shall pay to Landlord, along with Base Rent, fifty percent (50%) of any such net excess or other premium, which amount shall be calculated and paid by Tenant to Landlord on a monthly basis as additional rent. Notwithstanding the foregoing, Landlord is not intending to receive any amounts considered to be based on the net income or profits of Tenant or any subtenant. Acceptance by Landlord of any payments due under this Section shall not be deemed to constitute approval by Landlord of any sublease or assignment, nor shall such acceptance waive any rights of Landlord hereunder. Landlord shall have the right to inspect and audit Tenant’s books and records relating to any sublease or assignment.

7.6    All restrictions and obligations imposed pursuant to this Lease on Tenant shall be deemed to extend to any subtenant, assignee, licensee, concessionaire or other occupant or transferee (provided that Landlord’s consent to any further assignments of the Lease or further sublet of any portion of the Premises shall be at Landlord’s sole and absolute discretion), and Tenant shall cause such person to comply with such restrictions and obligations. Any assignee shall be deemed to have assumed obligations as if such assignee had originally executed this Lease and at Landlord’s request shall execute promptly a document confirming such assumption. Each sublease is subject to the condition that if the Lease Term is terminated or Landlord succeeds to Tenant’s interest in the Premises by voluntary surrender or otherwise, at Landlord’s option the subtenant shall be bound to Landlord for the balance of the term of such sublease and shall attorn to and recognize Landlord as its landlord under the then executory terms of such sublease.

7.7    Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed subtenant or assignee claims that Landlord has unreasonably withheld or delayed its consent or otherwise has breached or acted unreasonably under this Article VII, the sole remedies shall be a suit for contract damages (other than damages for injury to, or interference with, Tenant’s business including, without limitation, loss of profits, however occurring) or a declaratory judgment and an injunction for the relief sought, and Tenant hereby waives the provisions of any statute, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable Laws, on behalf of the proposed subtenant or assignee.

ARTICLE VIII

MAINTENANCE AND REPAIRS

8.1    During the Lease Term and subject to Landlord’s obligations as set forth in Section 8.2 below, Tenant, at Tenant’s sole cost and expense, shall promptly make all repairs and replacements, and perform all maintenance, in and to the Premises to keep the Premises in good operating condition and repair, in a clean, safe and tenantable condition, and otherwise in accordance with all Laws and the requirements of this Lease. Tenant shall likewise maintain all fixtures, furnishings and equipment located in, or exclusively serving, the Premises and make all required repairs and replacements thereto. Tenant shall also maintain, repair and replace, at Tenant’s sole cost and expense, the Tenant Items and shall keep in force customary maintenance and service contracts therefor. Tenant shall give Landlord prompt written notice of any defects or damage to the structure of, or equipment or fixtures in, the Building or any part thereof, or any mold or moisture condition, of which Tenant has knowledge. Tenant shall suffer no waste or injury to any part of the Premises, and shall, at the expiration or earlier termination of the Lease Term, surrender the Premises in an order and condition equal to or better than that on the Lease Commencement Date, except for ordinary wear and tear and as otherwise provided in Article XIII or Article XVII. Except as otherwise provided in Article XVII, all injury, breakage and damage to the Premises and to any other part of the Building or the Land caused by any act or omission of Tenant or any Agent of Tenant, shall be repaired by and at Tenant’s expense, except that if either an emergency condition exists or the Lease Term has expired or Tenant fails to commence and diligently prosecute to completion repair of any such injury, breakage or damage within a reasonable period (not to exceed ten (10) days) following Tenant’s receipt of notice from Landlord, then Landlord shall have the right at Landlord’s option, after notifying Tenant in writing of its intention to exercise its rights pursuant to this Section 8.1, to make any such repair and to charge Tenant for all costs and expenses incurred in connection therewith, together with Landlord’s standard administrative fee. Landlord shall provide and install replacement tubes for Building standard fluorescent light fixtures (subject to reimbursement pursuant to Article V). All other bulbs and tubes for the Premises shall be provided and installed at Tenant’s expense (including Landlord’s standard administrative fee); provided that if Tenant elects to supply the bulbs or tubes to Landlord, then Landlord shall provide the labor involved for such replacement at Tenant’s expense (including Landlord’s standard administrative fee).

8.2    Except as otherwise provided in this Lease and subject to normal wear and tear, Landlord at its expense (subject to reimbursement pursuant to Article V if and to the extent permitted thereby) shall keep the Common Areas and the Building Structure and Systems, clean and in good operating condition and, promptly after becoming aware of any item needing repair or replacement, will make such repair or replacement. Notwithstanding any of the foregoing to the contrary: (a) maintenance and repair of all Tenant Items shall be the sole responsibility of Tenant and shall be deemed not to be a part of the Building Structure and Systems; and (b) Landlord shall have no obligation to make any repairs whatsoever brought about by any act or omission of Tenant or any Agent of Tenant. To the fullest extent permitted by Law, Tenant hereby waives all rights to make repairs at the expense of Landlord or in lieu thereof to vacate the Premises as may be provided by any Law. Landlord has no obligation and has made no promise to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, except as specifically and expressly herein set forth.

ARTICLE IX

ALTERATIONS

9.1    The initial improvement of the Premises under this Lease (i.e., “Landlord’s Work,” as defined in Exhibit B) shall be accomplished by Landlord or its designated contractor(s) in accordance with Exhibit B. Landlord shall deliver the Premises and Tenant shall accept the Premises in its “as is” condition as of the Lease Commencement Date, provided that Landlord shall deliver the Premises (i) vacant, in broom clean condition, and free of prior tenants and furniture, fixtures, equipment and personal belongings of a prior tenant, and (ii) with Landlord’s Work substantially complete and (collectively, the “Delivery Condition”). It is understood and agreed that the preceding sentence is not intended to waive or limit Landlord’s obligation to deliver the Premises in compliance with all applicable Laws (including the ADA). Landlord is under no obligation to make any Alterations in or to the Premises or the Building except as may be otherwise expressly provided in this Lease, including Exhibit B to this Lease. Upon Tenant’s written request, Landlord shall use commercially reasonable to enforce any warranties or guaranties obtained in connection with Landlord’s Work.

9.2    Tenant shall not make or permit anyone to make any Alterations in or to the Premises or the Building without the prior written consent of Landlord, which consent may be withheld or granted in Landlord’s sole and absolute discretion with respect to Structural and System Alterations and any Alterations which are visible from the exterior of the Premises, and which consent shall not be unreasonably withheld, conditioned or delayed with respect to all other Alterations. Notwithstanding the foregoing, Tenant shall have the right to make Cosmetic Changes within the Premises without first obtaining the consent of Landlord. All Alterations made by Tenant shall be made: (a) in a good, workerlike, first class and prompt manner; (b) using new or comparable materials only; (c) by a contractor reasonably approved in writing by Landlord; (d) on days and at times reasonably approved in writing by Landlord; (e) if architectural and/or engineering plans are required for such Alterations, under the supervision of an architect reasonably approved in writing by Landlord; (f) in accordance with plans and specifications reasonably acceptable to Landlord, approved in writing at Landlord’s standard charge; (g) in accordance with all Laws, this Lease, and Landlord’s then-current construction rules and regulations; (h) after Tenant and its contractors have complied with the insurance requirements set forth in this Lease, and any additional insurance to be obtained by Tenant’s contractors and subcontractors as reasonably required by Landlord; and (i) upon request, after Tenant has delivered to Landlord documentation reasonably satisfactory to Landlord evidencing Tenant’s financial ability to complete the Alterations in accordance with the provisions of this Lease (including, at Landlord’s reasonable request, a payment or performance bond). If any lien (or a petition to establish such lien) is filed in connection with any Alteration made by or on behalf of Tenant, such lien (or petition) shall be discharged by Tenant within ten (10) days thereafter, at Tenant’s sole cost and expense, by the payment thereof or by the filing of a bond reasonably acceptable to Landlord. If Landlord gives its consent to the making of any Alteration, such consent shall not be deemed to be an agreement or consent by Landlord to subject its interest in the Premises or the Building to any liens which may be filed in connection therewith. Tenant acknowledges that any Alterations are accomplished for Tenant’s account and at Tenant’s sole cost and expense, Landlord having no obligation or responsibility in respect thereof. Landlord’s approval of any plans and drawings (and changes thereto) regarding any Alterations or any contractor or subcontractor performing such Alterations shall not constitute Landlord’s representation that such approved plans, drawings, changes or Alterations comply with Laws. Any deficiency in design or construction, although same had prior approval of Landlord, shall be solely the responsibility of Tenant. All Alterations involving structural, electrical, mechanical or plumbing work, the heating, ventilation and air conditioning system of the Premises or the Building, fire and life safety systems, the roof of the Building, or any areas outside of the Premises shall, at Landlord’s election, be performed by Landlord’s designated contractor or subcontractor at Tenant’s expense (provided the cost therefor is competitive). In connection with any Alteration, Landlord shall be paid a construction supervision fee in an amount equal to three percent (3%) of the total cost of such Alteration. Promptly after the completion of an Alteration for which architectural and/or engineering plans were required, or which includes Cabling, Tenant at its expense shall deliver to Landlord three (3) sets of accurate as built (or record) drawings and CAD drawings showing such Alteration in place. In addition, on Landlord’s request, Tenant shall certify the names of all contractors and subcontractors who did work on the Alterations and shall provide final lien waives from all such contractors and subcontractors and any other documentation customarily provided in the State in which the Building is located to extinguish liens. All contractors and subcontractors shall be required to procure and maintain insurance against such risks, in such amounts, and with such companies as Landlord may reasonably require. Certificates of such insurance, with evidence of the payment of premiums therefor, must be received by Landlord before any work is commenced. All contracts between Tenant and a contractor must explicitly require the contractor to (a) name

Landlord and the Landlord Insured Parties as additional insureds and (b) indemnify and hold harmless Landlord and the Landlord Insured Parties. Notwithstanding anything contained in this Lease to the contrary, the performance of any Alterations pursuant to the provisions of this Article IX or of any other provisions of this Lease or the Exhibits hereto shall not be done in a manner which would violate any union contracts affecting the Building, or by which Landlord is bound, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building. Tenant shall immediately stop the performance of any Alterations or other activity if Landlord notifies Tenant that continuing such Alteration or activity would violate any union contracts affecting the Building, or by which Landlord is bound, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building.

9.3    If any Alterations that require Landlord’s consent are made without the prior written consent of Landlord, then Landlord shall have the right, at Tenant’s expense, to remove such Alterations and restore the Premises and the Building to their condition prior to the commencement of the unauthorized Alterations. All Alterations to the Premises or the Building made by either party shall immediately become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the expiration or earlier termination of the Lease Term; provided, however, that (a) subject to any applicable Landlord’s lien thereon, Tenant shall remove from the Premises, prior to the expiration or earlier termination of the Lease Term, (i) all personal property of Tenant, including without limitation movable furniture, furnishings and equipment installed in the Premises solely at the expense of Tenant (“Personal Property”), and (ii) all Cabling installed by or for Tenant anywhere in the Building, and (b) Tenant shall remove at its expense all Alterations and other items in the Premises or the Building which Landlord designates in writing for removal. Landlord shall make such designation promptly after receipt of a written request for such determination by Tenant given with Tenant’s request for Landlord’s approval of such Alteration. Notwithstanding the foregoing, Tenant shall not be required to remove: (x) Alterations (other than Cabling) consisting of standard buildout items that are typically installed by similar tenants in multi tenanted, multi-story, first class office buildings (such as partitions, but not interior staircases, for example), unless so indicated by Landlord at the time required above; and (y) any initial Alteration made by Landlord in initially finishing and completing the Premises in accordance with Exhibit B (i.e., Landlord’s Work). If such removal causes damage or injury to the Premises or the Building, then Landlord shall have the right, at Tenant’s expense, to repair all damage and injury to the Premises or the Building caused by such removal as aforesaid. Tenant expressly agrees that if any of Tenant’s Personal Property is not removed by Tenant prior to the earlier of (i) the expiration (or earlier termination) of the Lease Term or (ii) the termination of Tenant’s right of possession of the Premises, the same shall, at Landlord’s option, be deemed abandoned or become the property of Landlord surrendered with the Premises as a part thereof; provided, however, that Landlord shall have the right at Tenant’s expense to remove from the Premises any or all such items or to require Tenant to do the same, except as otherwise provided in this Section. If Tenant fails to return the Premises to Landlord as required by this Section, then Tenant shall pay to Landlord, all costs (including a construction management fee) incurred by Landlord in effectuating such return.

ARTICLE X

SIGNS

10.1    Landlord will, in connection with Tenant’s initial occupancy of the Premises and at Landlord’s expense, (i) list the name of Tenant in the Building lobby directory, if any, based on Tenant’s pro-rata share of rentable square feet leased in the Building, (ii) provide Building standard suite entry signage next to one suite entry door; and (iii) provide Building standard directional signage in the elevator lobby on the sixth (6th) floor of the Building. Tenant shall not place, inscribe, paint, affix or otherwise display any sign, advertisement, picture, lettering or notice of any kind on any part of the exterior or interior of the Building (including windows and doors), or on any part of the interior of the Premises which can be seen from outside the Premises, without the prior written approval of Landlord, which may be granted or withheld in Landlord’s sole and absolute discretion. If any such item that has not been approved by Landlord is so displayed, then Landlord shall have the right to remove such item at Tenant’s expense. Landlord reserves the right to install and display signs, advertisements and notices on any part of the exterior or interior of the Building; provided, however that Landlord shall not affix, install, or display signs on the interior of the Premises.

ARTICLE XI

SECURITY DEPOSIT

11.1    Simultaneously with Tenant’s execution of this Lease, Tenant shall deposit with Landlord the Security Deposit Amount as a security deposit for the performance by Tenant of all of Tenant’s obligations, covenants, conditions and agreements under this Lease. Landlord shall not be required to maintain such security deposit in a separate account. Tenant shall not be entitled to interest on the security deposit. Within forty-five (45) days after the later of the expiration or earlier termination of the Lease Term or Tenant’s vacating the Premises, Landlord shall return such security deposit to Tenant, less such portion thereof as Landlord shall have appropriated to satisfy any of Tenant’s obligations under this Lease or to satisfy an Event of Default (or such other event which, with the giving of notice or the passage of time or both, would constitute an Event of Default) under this Lease. If Tenant fails to pay rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Lease, Landlord shall have the right, but shall not be obligated, to use, apply or retain all or any portion of the Security Deposit for the payment of any rent or other charge in default or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, to repair damages to the Premises caused by Tenant, to clean the Premises upon expiration or termination, or to compensate Landlord for any loss or damage which Landlord may suffer thereby, including, but not limited to, damages recoverable following termination of this Lease by reason of an Event of Default as herein provided, and any and all amounts Landlord may spend or become obligated to spend, or for the compensation of Landlord for any losses incurred, by reason of such event. If any portion of the security deposit (in whatever form) is so used or applied, then within three (3) business days after Landlord gives written notice to Tenant of such use or application, Tenant shall deposit with Landlord cash in an amount sufficient to restore the security deposit to the original Security Deposit Amount, and Tenant’s failure to do so shall constitute an Event of Default under this Lease.

11.2    If and so long as Landlord transfers the security deposit to any purchaser or other transferee of Landlord’s interest in the Building, then Tenant shall look only to such purchaser or transferee for the return of the security deposit, and Landlord shall be released from all liability to Tenant for the return of such security deposit. Tenant acknowledges that the holder of any Mortgage shall not be liable for the return of any security deposit made by Tenant hereunder unless such holder actually receives such security deposit. Tenant shall not pledge, mortgage, assign or transfer the security deposit or any interest therein.

11.3    Tenant shall deliver to Landlord a clean, unconditional, irrevocable letter of credit in lieu of the cash security deposit. Such letter of credit shall be: (a) in form and substance satisfactory to Landlord in its sole and absolute discretion (with the following criteria at a minimum); (b) at all times in the stated face amount of not less than the Security Deposit Amount, and shall on its face state that multiple and partial draws are permitted and either (i) that partial draws will not cause a corresponding reduction in the stated face amount of the letter of credit or (ii) that, within five (5) business days after any such partial draw, the issuer will notify Landlord in writing that the letter of credit will not be reinstated to its full amount in which event Landlord shall have the right to immediately draw on the remainder of the letter of credit and hold the proceeds as a cash security deposit (it being understood that the total security deposit on hand, whether in cash or letter of credit form, shall at all times be not less than the total Security Deposit Amount as so defined); (c) issued by a commercial bank acceptable to Landlord from time to time and located in the Boston metropolitan area for the account of Tenant, and its permitted successors and assigns under this Lease; (d) made payable to, and expressly transferable and assignable one or more times at no charge by, the owner from time to time of the Building or its lender (which transfer/assignment shall be conditioned only upon the execution of a reasonable and customary written document in connection therewith), whether or not the original account party of the letter of credit continues to be the tenant under this Lease by virtue of a change in name or structure, merger, assignment, transfer or otherwise; (e) payable at sight upon presentment to a Boston metropolitan area branch of the issuer of a simple sight draft stating only that Landlord is permitted to draw on the letter of credit under the terms of the Lease and setting forth the amount that Landlord is drawing; (f) of a term not less than one year, and shall on its face state that the same shall be renewed automatically, without the need for any further written notice or amendment, for successive minimum one year periods, unless the issuer notifies Landlord in writing, at least thirty (30) days prior to the expiration date thereof, that such issuer has elected not to renew the letter of credit (which will thereafter entitle Landlord to draw on the letter of credit); and (g) at least thirty (30) days prior to the then current expiration date of such letter of credit, either (1) renewed (or automatically and unconditionally extended) from time to time through the forty-fifth (45th) day after the expiration of the Lease Term, or (2) replaced by Tenant with cash, or another letter of credit meeting the requirements of this Section, in the full amount of the Security Deposit Amount. Tenant shall cooperate with Landlord to effect any modifications, transfers or replacements of the letter of credit requested by Landlord in order to assure that Landlord is at all times fully secured by a valid letter of credit that may be drawn upon by Landlord, its successors and assigns. Notwithstanding anything in this Lease to the contrary, any cure or grace period provided in connection with an Event of Default shall not apply to any of the foregoing requirements of the letter of credit, and, specifically, if any of the aforesaid requirements are not complied with timely, then an immediate Event of Default shall occur and Landlord shall have the right to immediately draw upon the letter of credit without notice to Tenant and apply the proceeds to the security deposit. Each letter of credit shall be issued by a commercial bank that has a credit rating with respect to certificates of deposit, short term deposits or commercial paper of at least A-2 (or equivalent) by Moody’s Investors Service, Inc., or at least P-2 (or equivalent) by Standard & Poor’s Corporation, and shall be otherwise acceptable to Landlord in its sole and absolute discretion. If the issuer’s credit rating is reduced below A-2 (or equivalent) by Moody’s Investors Service, Inc. or below P-2 (or equivalent) by Standard & Poor’s Corporation, or if the financial condition of such issuer changes in any other materially adverse way, then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to obtain such substitute letter of credit within ten (10) days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Landlord to immediately draw upon the then existing letter of credit in whole or in part, without notice to Tenant, and hold the proceeds as a cash security deposit. In the event the issuer of any letter of credit held by Landlord is insolvent or is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, or if a trustee, receiver or liquidator is appointed for the issuer, then, effective as of the date of such occurrence, said letter of credit shall be deemed to not meet the requirements of this Section, and, within ten (10) days thereof, Tenant shall replace such letter of credit with other collateral acceptable to Landlord in its sole and absolute discretion (and Tenant’s failure to do so shall, notwithstanding anything in this Lease to the contrary, constitute an Event of Default for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid ten (10) day period). Any failure or refusal of the issuer to honor the letter of credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder with respect to the security deposit.

11.4    Provided that, (i) as of the first day of the third (3rd) calendar year following the expiration of the Abatement Period (the “Reduction Date”), no default on the part of Tenant under this Lease shall have theretofore occurred, and (ii) within the sixty (60) day period immediately preceding such Reduction Date, Landlord shall have reviewed Tenant’s then most recent statements (Tenant hereby agreeing to deliver Tenant’s most recent audited financial statements and well as financial statements for Tenant, certified by Tenant, prepared within sixty (60) days of such delivery, to Landlord with Tenant’s request for Landlord’s review and approval of same), which financial statements shall show that Tenant’s net worth has not declined from Tenant’s net worth as of the Execution Date, Tenant shall have the right to request that the amount of the Security Deposit be reduced by the sum of Forty-Four Thousand Two Hundred Five Dollars ($44,205.00) upon written notice to Landlord. If all of the aforesaid conditions are met, Landlord shall so reduce the amount of the Security Deposit. If the Security Deposit has been provided in letter of credit form, such reduction shall occur by means of delivery by Tenant to Landlord of a substitute letter of credit in such amount (or an acceptable amendment to the existing letter of credit) and in strict conformity with the terms of Section 11.3. Notwithstanding anything in this Lease to the contrary, in no event during the Lease Term shall the amount of the Security Deposit ever be less than an amount equal to two (2) full monthly installment of Base Rent payable under this Lease with respect to the first Lease Year.

ARTICLE XII

INSPECTION

12.1    Subject to the provisions of this Section 12.1, Tenant shall permit Landlord, its agents and representatives, and the holder of any Mortgage, to enter the Premises at any time and from time to time, without charge therefor and without diminution of the rent payable by Tenant, in order to examine, inspect or protect the Premises and the Building, to make such alterations and/or repairs as in the sole but reasonable judgment of Landlord may be deemed necessary or desirable, or to exhibit the same to brokers, prospective tenants (during the last nine (9) months of the Lease Term), lenders, purchasers and others. Except in the event of an emergency, Landlord shall (i) give Tenant reasonable advance notice (which may be oral or email notice to Tenant’s office manager at the Premises) of any such entry and permit Tenant to have a representative present at such time; and (ii) minimize disruption to Tenant’s normal business operations in the Premises in connection with any such entry (but same shall not prohibit Landlord from performing maintenance and repairs during business hours provided that Landlord shall use commercially reasonable efforts to minimize any interference to Tenant’s business operations in the Premises, and that Landlord shall have no obligation to employ overtime or other premium pay labor or other costs in connection therewith).

ARTICLE XIII

INSURANCE

13.1    Tenant shall not conduct or permit to be conducted any activity, or place or permit to be placed any equipment or other item in or about the Premises or the Building which will in any way increase the rate of property insurance or other insurance on the Building. If any increase in the rate of property or other insurance is due to any activity, equipment or other item of Tenant, then (whether or not Landlord has consented to such activity, equipment or other item) Tenant shall pay as additional rent due hereunder the amount of such increase. The statement of any applicable insurance company or insurance rating organization (or other organization exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions) that an increase is due to any such activity, equipment or other item shall be conclusive evidence thereof.

13.2    (a) Throughout the Lease Term, Tenant shall obtain and maintain the following insurance coverages written with companies with an A.M. Best A-, VII or better rating and S&P rating of at least A-:

(i)    Commercial General Liability (“CGL”) insurance (written on an occurrence basis) with limits not less than One Million Dollars ($1,000,000) combined single limit per occurrence, Two Million Dollar ($2,000,000) annual general aggregate (on a per location basis), Two Million Dollars ($2,000,000) products/completed operations aggregate, One Million Dollars ($1,000,000) personal and advertising injury liability, Fifty Thousand Dollars ($50,000) fire damage legal liability, and Five Thousand Dollars ($5,000) medical payments. CGL insurance shall be written on a current ISO occurrence form CG 00 01 96 (or a substitute form providing equivalent or broader coverage) and shall cover liability arising from Premises, operations, independent contractors, products- completed operations, personal injury, advertising injury and liability assumed under an insured contract.

(ii)    Workers Compensation insurance as required by the applicable state law, and Employers Liability insurance with limits not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease policy limit, and One Million Dollars ($1,000,000) disease each employee.

(iii)    Commercial Auto Liability insurance (“Auto Policy”) (if applicable) covering automobiles owned, hired or used by Tenant in carrying on its business with limits not less than One Million Dollars ($1,000,000) combined single limit for each accident.

(iv)    Umbrella/Excess Insurance (“Umbrella”) coverage on a follow form basis in excess of the CGL, Employers Liability and Auto Policy with limits not less than Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) annual aggregate.

(v)    All-Risk Property Insurance (“Property Policy”) covering Tenant’s property, furniture, furnishings, fixtures, improvements and equipment located at the Building. If Tenant is responsible for any machinery, Tenant shall maintain boiler and machinery insurance.

(vi)    Business Interruption and Extra Expenses insurance in amounts typically carried by prudent tenants engaged in similar operations, but in no event in an amount less than the annual Base Rent and additional rent then in effect during any full Lease Year. Such insurance shall reimburse Tenant for direct and indirect loss of earnings and extra expense attributable to all perils insured against.

(vii)    Builder’s Risk (or Building Constructions) insurance during the course of construction of any Alteration by Tenant, and until completion thereof. Such insurance shall be on a form covering Landlord, Landlord’s architects, Landlord’s contractor or subcontractors, Tenant and Tenant’s contractors, as their interest may appear, against loss or damage by fire, vandalism, and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Alterations in place and all materials stored at the Premises, and all materials, equipment, supplies and temporary structures of all kinds incident to Alterations and builder’s machinery, tools and equipment, all while forming a part of, or on the Premises, or when adjacent thereto, while on drives, sidewalks, streets or alleys, all on a completed value basis for the full insurable value at all times. Said Builder’s Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord, its agents, employees and contractors.

(b)    Landlord and the Landlord Insured Parties shall be endorsed on each policy as additional insureds as it pertains to the CGL, Umbrella, and Auto Policy, and coverage shall be primary and noncontributory. Landlord shall be a loss payee on the Property Policy in respect of Tenant’s improvements to the extent that Landlord is responsible for the repair and replacement of same under Article XVII. All insurance shall (1) contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured may have waived its right of action against any party prior to the occurrence of a loss; (2) provide that the insurer thereunder waives all right of recovery by way of subrogation against Landlord and Landlord’s Representatives in connection with any loss or damage covered by such policy (and Tenant shall provide evidence of such waiver); and (3) be acceptable in form and content to Landlord. Tenant shall request its insurance carrier to provide Landlord with thirty (30) days’ advance notice (ten (10) days’ for non-payment of premium) of any cancellation, failure to renew, reduction of amount of insurance or change in Tenant’s insurance coverage; provided that in the event Tenant’s insurance carrier will not agree to provide Landlord advance notice as aforesaid, then Tenant shall give Landlord notice of cancellation, failure to renew, reduction of amount of insurance, or change of Tenant’s insurance coverage no later than five (5) business days after Tenant learns of such cancellation, failure to renew, reduction of amount of insurance, or change of coverage. Any such policy may provide for a commercially reasonable deductible. Landlord reserves the right from time to time to reasonably require higher minimum amounts or different types of insurance. Tenant shall deliver an ACORD 25 certificate or its equivalent with respect to all liability and personal property insurance and an ACORD 28 certificate or its equivalent with respect to all commercial property insurance and receipts evidencing payment therefor (and, upon request, copies of all required insurance policies, including endorsements and declarations) to Landlord on or before delivery of possession of the Premises to Tenant and at least annually thereafter. If Tenant fails to provide evidence of insurance required to be provided by Tenant hereunder, prior to commencement of the Lease Term and thereafter within thirty (30) days following Landlord’s request during the Lease Term (and in any event within thirty (30) days prior to the expiration date of any such coverage, any other cure or grace period provided in this Lease not being applicable hereto), Landlord shall be authorized (but not required) after ten (10) days’ prior notice to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant and payable as additional rent upon written invoice therefor.

13.3    Landlord agrees to carry and maintain special form property insurance (with replacement cost coverage) covering the Building and Landlord’s property therein in an amount required by its insurance company to avoid the application of any coinsurance provision. Landlord hereby waives its right of recovery against Tenant and releases Tenant from any and all liabilities, claims and losses for which Tenant may otherwise be liable to the extent Landlord receives proceeds from its property insurance therefor. Landlord shall secure a waiver of subrogation endorsement from its insurance carrier. Landlord also agrees to carry and maintain commercial general liability insurance in limits it reasonably deems appropriate (but in no event less than the limits required by Tenant pursuant to Section 13.2). Landlord may elect to carry such other additional insurance or higher limits as it reasonably deems appropriate. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, Tenant’s personal property or any Alterations, and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant’s business.

13.4    Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other for any loss or damage with respect to loss or damage to any property, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance.

ARTICLE XIV

SERVICES AND UTILITIES

14.1    Landlord shall manage and operate (or cause to be managed and operated) the Building in a manner consistent with comparable class office buildings in the Back Bay submarket of Boston (the “Comparable Standard”). From and after the Lease Commencement Date, Landlord will provide to the Premises the services and utilities in accordance with applicable Law and in accordance with the standards set forth below, or, if no standards are specified below, in a manner and at a level consistent with the Comparable Standard: air conditioning and heating during Building Hours as required in Landlord’s reasonable judgment; janitorial service to the office portions of the Premises (Landlord not being required to clean any mail rooms, kitchen areas (except that Landlord will clean the floors and counter areas of any kitchen area, and remove trash therefrom) or private restrooms within the Premises) on Monday through Friday; electric power from the utility provider sufficient for customary lighting purposes and normal office use (but no less than five (5) watts per rentable square foot of the Premises connected load, which connected load shall be exclusive of HVAC and other base Building systems); standard hot and cold water in Building standard restrooms and (if applicable) chilled water in Building standard drinking fountains; elevator service (with at least one (1) elevator in operation at all times, except in the event of an emergency); landscaping and snow removal during the seasons they are required; and exterior window cleaning service. Notwithstanding the foregoing, Landlord shall provide Tenant with air conditioning and heating on Saturdays during Building Hours (excluding Holidays) at no additional cost only upon the request of Tenant. If Tenant requires air conditioning or heat beyond the Building Hours, then Landlord will furnish the same provided Tenant gives Landlord one business day’s advance notice of such requirement. Tenant shall pay for such extra service in accordance with Landlord’s then-current schedule (currently $80.00 per hour per floor, subject to adjustment at any time and from time to time without notice, with a one (1) hour usage minimum). To the extent Tenant provides or contracts for any services relating to any Building Structure or System or any service or utility being provided by Landlord to the Premises directly from the supplier (which Tenant shall not be permitted to do without Landlord’s prior written consent, which consent shall not be unreasonably withheld conditioned or delayed), Tenant shall enter into and maintain (and provide Landlord with a copy of) a service contract therefor with a contractor licensed to do business in the jurisdiction in which the Building is located and otherwise approved by Landlord. Tenant shall have access to the Building twenty four (24) hours per day each day of the year (except in the event of an emergency). Landlord shall provide a card key (or similar type of) access system to provide access to the Building at times other than Building Hours. A reasonable number of access cards or other means of access shall be provided to Tenant at Lease Term commencement at no cost to Tenant (except that Landlord may charge Tenant for replacement cards). Such access cards shall be issued by Landlord to the specific individuals that are designated by Tenant. Tenant shall not permit anyone, except for Tenant’s employees, permitted subtenants and assigns and authorized guests, to enter the Building at times other than the Building Hours. All persons entering or exiting the Building at times other than the normal hours of operation of the Building shall, at Landlord’s discretion, be required to sign in and out.

14.2    Landlord shall install, in connection with Landlord’s Work, submeters to measure Tenant’s actual electricity consumption, and commencing on the Lease Commencement Date, Tenant shall pay for such consumption at the then-current rates charged by the electric service provider selected and used by Landlord.

14.3    Tenant shall reimburse Landlord for the cost of any excess water, sewer and chiller usage in the Premises. Excess usage shall mean the excess of the estimated usage in the Premises (per square foot of rentable area) during any three (3) month billing period over the average usage (per square foot of rentable area) during the same period for the entire Building, as reasonably calculated by Landlord in good faith.

14.4    Landlord shall not have any liability to Tenant, and Tenant shall not be entitled to terminate this Lease or receive a rent abatement, in the event of Landlord’s failure or inability to furnish any of the utilities or services required to be furnished by Landlord hereunder; provided, however, that (a) if Landlord is not proceeding diligently and in good faith to correct such failure or inability, and if all or substantially all of the Premises is rendered unusable by Tenant for a continuous period of five (5) consecutive business days after Tenant gives Landlord written notice thereof, and if Tenant does not in fact use the Premises during such period, then, so long as no Event of Default exists under this Lease, Tenant shall be entitled, as its sole and exclusive remedy, to an abatement of the Base Rent payable hereunder for the period beginning on the day after such five (5) business day period ends and continuing until the earlier of the date Tenant resumes use or occupancy of the Premises or the date use of the Premises is restored to Tenant; and (b) Landlord shall use reasonable efforts to restore such failure or inability so long as such failure or inability is within Landlord’s reasonable control to correct.

14.5    Tenant acknowledges and agrees that Landlord and Tenant will be subject to certain mandatory informational and other reporting requirements imposed by the City of Boston pursuant to the Building Energy Reporting and Disclosure Ordinance, as the same may be amended from time to time (the “Energy Reporting Ordinance”) with respect to Tenant’s space use attributes and energy use in the Premises and, in connection therewith. Landlord and Tenant shall cooperate with each other in satisfying their respective obligations under the Energy Reporting Ordinance and Tenant shall provide Landlord with copies of Tenant’s utility bills and other reasonably requested related information for the prior calendar year not later than February 28th of each calendar year during the Term and such obligation shall survive the expiration or earlier termination of the Term of this Lease with respect to the last Lease Year of the Term.

ARTICLE XV

LIABILITY OF LANDLORD

15.1    Except as otherwise provided in this Article XV, Landlord and Landlord’s Representatives shall not be liable to Tenant or any other person or entity for any damage, injury, loss or claim based on or arising out of any cause whatsoever, including the following: repair to any portion of the Premises or the Building; interruption in the use of the Premises or the Building or any equipment therein; any accident or damage resulting from any use or operation

(by Landlord, Tenant or any other person or entity) of elevators or heating, cooling, electrical, sewage or plumbing equipment or apparatus; termination of this Lease by reason of damage to the Premises or the Building; any fire, robbery, theft, vandalism, mysterious disappearance or any other casualty; actions of any other tenant of the Building or of any other person or entity; failure or inability to furnish any service specified in this Lease; and leakage in any part of the Premises or the Building from water, rain, ice or snow that may leak into, or flow from, any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Premises or the Building. If any condition exists which may be the basis of a claim of constructive eviction, then Tenant shall give Landlord written notice thereof and a reasonable opportunity to correct such condition, and in the interim Tenant shall not claim that it has been constructively evicted or is entitled to a rent abatement. Any property placed by Tenant or any Agent in or about the Premises or the Building shall be at the sole risk of Tenant, and Landlord shall not in any manner be held responsible therefor. Any person receiving an article delivered for Tenant shall be acting as Tenant’s agent for such purpose and not as Landlord’s agent. For purposes of this Article, the term “Building” shall be deemed to include the Building, the Land and the Parking Facilities. Notwithstanding the foregoing provisions of this Section, Landlord shall not be released from liability to Tenant for any physical injury to any natural person caused by the negligence or willful misconduct of Landlord or Landlord’s Representatives to the extent such injury is not covered by insurance either carried by Tenant (or such person) or required by this Lease to be carried by Tenant; provided, however, that neither Landlord nor any of Landlord’s Representatives (nor any past, present or future board member, partner, trustee, director, member, officer, employee, agent, representative or advisor of any of them) shall under any circumstances be liable for any exemplary, punitive, consequential or indirect damages (or for any interruption of or loss to business) in connection with or relating to this Lease.

15.2    (a) Except to the extent caused by the negligence or willful misconduct of Landlord or its agents, Tenant shall reimburse Landlord, its employees and agents for (as additional rent), and shall indemnify, defend upon request and hold them harmless from and against all reasonable Costs suffered by or claimed against them, directly or indirectly, based on or arising out of, in whole or in part, (i) use and occupancy of the Premises or the business conducted therein, (ii) any negligent or willful act or omission of Tenant or any Agent of Tenant, (iii) any breach of Tenant’s obligations under this Lease, including failure to comply with Laws or surrender the Premises upon the expiration or earlier termination of the Lease Term, or (iv) any entry by Tenant or any Agent of Tenant upon the Land prior to the Lease Commencement Date.

(b)    Except to the extent caused by the negligence or willful misconduct of Tenant or an Agent of Tenant, Landlord shall reimburse Tenant and shall indemnify and hold Tenant harmless from and against all Costs suffered or claimed against Tenant as a result of the negligence or willful misconduct of Landlord, its agents, employees or contractors, provided, however, that neither Landlord nor any of Landlord’s Representatives (nor any past, present or future board member, partner, trustee, director, member, officer, employee, agent, representative or advisor of any of them) shall under any circumstances be liable for any exemplary, punitive, consequential or indirect damages (or for any interruption of or loss to business) in connection with or relating to this Lease.

15.3    No landlord hereunder shall be liable for any obligation or liability based on or arising out of any event or condition occurring during the period that such landlord was not the owner of any of the Building or the Land, or a landlord’s interest therein. Within five (5) days after request, Tenant shall attorn to any transferee landlord and execute, acknowledge and deliver any document submitted to Tenant confirming such attornment provided such transferee assumes the obligations of landlord hereunder which accrue from and after the date of the transfer.

15.4    Tenant shall not have the right to set off or deduct any amount allegedly owed to Tenant pursuant to any claim against Landlord from any rent or other sum payable to Landlord. Tenant’s sole remedy for recovering upon such claim shall be to institute an independent action against Landlord, which action shall not be consolidated with any action of Landlord; provided, however, that the foregoing shall not prohibit Tenant from asserting a compulsory counterclaim in any proceeding instituted by Landlord against the Tenant that is required to be brought by applicable statute and will be deemed forever waived if not then asserted by Tenant.

15.5    If Tenant or any Agent is awarded a money judgment against Landlord, then recourse for satisfaction of such judgment shall be limited to execution against Landlord’s estate and interest in the Building which shall be deemed to include proceeds actually received by Landlord from any sale of the Building (net of all expenses of sale), insurance or condemnation proceeds (subject to the rights of any holder of any Mortgage), and rental income from the Building (net of all expenses) to the extent all of the foregoing are held in an account for Landlord and have not been applied or distributed by Landlord in the ordinary course of business (i.e., not as a fraud against creditors). No other asset of Landlord, and no asset of any of Landlord’s representatives (or any past, present or future board member, partner, director, member, officer, trustee, employee, agent, representative or advisor of any of them (each, an “officer”)) or any other person or entity, shall be available to satisfy or be subject to any such judgment. No such Landlord’s representative, officer or other person or entity shall be held to have personal liability for satisfaction of any claim or judgment whatsoever under this Lease.

ARTICLE XVI

RULES

16.1    Tenant and its Agents shall at all times abide by and observe the rules specified in Exhibit C. Tenant and its Agents shall also abide by and observe any other rule that Landlord may reasonably promulgate from time to time for the operation and maintenance of the Building, provided that written notice thereof is given and such rule is not inconsistent with the provisions of this Lease. All rules shall be binding upon Tenant and enforceable by Landlord as if they were contained herein. Nothing contained in this Lease shall be construed as imposing upon Landlord any duty or obligation to enforce such rules, or the terms, conditions or covenants contained in any other lease, as against any other tenant, and Landlord shall not be liable to Tenant for the violation of such rules by any other tenant or its employees, agents, assignees, subtenants, invitees or licensees. Landlord shall use reasonable efforts not to enforce any rule or regulation in a manner which unreasonably discriminates among similarly situated tenants.

ARTICLE XVII

DAMAGE OR DESTRUCTION

17.1    If the Premises or the Building are totally or partially damaged or destroyed thereby rendering the Premises totally or partially inaccessible or unusable, then Landlord shall diligently repair and restore the Premises and the Building to substantially the same condition they were in prior to such damage or destruction; provided, however, that if in Landlord’s reasonable judgment such repair and restoration cannot be completed within two hundred seventy (270) days after the occurrence of such damage or destruction (taking into account the time needed for effecting a satisfactory settlement with any insurance company involved, removal of debris, preparation of plans and issuance of all required governmental permits), then Landlord shall have the right to terminate this Lease by giving written notice of termination within forty five (45) days after the occurrence of such damage or destruction. If this Lease is terminated pursuant to this Article, then rent shall be apportioned (based on the portion of the Premises which is usable or used after such damage or destruction) and paid to the later of the date of termination or the date Tenant completely vacates and abandons the Premises on account of such damage and (if applicable) Landlord shall be entitled to any insurance proceeds received by Tenant that are attributable to Landlord’s Work and other improvements insured or required to be insured by Tenant that would remain in the Premises at the end of the Lease Term. If this Lease is not terminated as a result of such damage or destruction, then until such repair and restoration of the Premises are substantially complete, Tenant shall be required to pay rent only for the portion of the Premises that is usable while such repair and restoration are being made; provided, however, that (x) if such damage or destruction was caused by the act or omission of Tenant or any Agent of Tenant, then Tenant shall not be entitled to any such rent reduction and (y) if Tenant fails to immediately pay over to Landlord insurance proceeds when received from Tenant’s insurance any such rent abatement shall end on the date when Landlord would have been able to substantially complete repair and restoration of the Premises had Tenant timely paid Landlord such insurance proceeds. After receipt of all insurance proceeds (including proceeds of insurance maintained by Tenant), Landlord shall proceed with and bear the expenses of such repair and restoration of the Premises and the Building; provided, however, that (a) if such damage or destruction was caused by the act or omission of Tenant or any Agent of Tenant, then Tenant shall pay Landlord’s deductible and the amount by which such expenses exceed the insurance proceeds, if any, actually received by Landlord on account of such damage or destruction (or, if Landlord fails to maintain the insurance required by Section 13.3, that Landlord would have received had Landlord maintained such insurance required by Section 13.3), (b) Tenant shall pay the amount by which the cost of restoring any item which Landlord is required to restore and Tenant is required to insure exceeds the insurance proceeds received with respect thereto, and (c) Landlord shall not be required to repair or restore any tenant improvements installed in the Premises (except to the extent Landlord receives proceeds therefor from Tenant’s insurance), any Alterations or any other contents of the Premises (including Tenant’s trade fixtures, decorations, furnishings, equipment or personal property). Notwithstanding anything herein to the contrary, Landlord shall have the right to terminate this Lease if (1) insurance proceeds plus deductibles are insufficient to pay the full cost of such repair and restoration (so long as Landlord maintains the insurance required by Section 13.3), (2) the holder of any Mortgage fails or refuses to make such insurance proceeds available for such repair and restoration, (3) zoning or other applicable Laws or regulations do not permit such repair and restoration, or (4) the damage to the Building exceeds thirty five percent (35%) of the replacement value of the Building.

17.2    If, within forty five (45) days after the occurrence of the damage or destruction described in Section 17.1, Landlord determines in its sole but reasonable judgment that the repairs and restoration cannot be substantially completed within two hundred seventy (270) days after the date of such damage or destruction as aforesaid, and provided Landlord does not elect to terminate this Lease pursuant to this Article, then Landlord shall promptly notify Tenant of such determination. For a period continuing through the later of the thirtieth (30th) day after the occurrence of the damage or destruction or the tenth (10th) day after receipt of such notice, Tenant shall have the right to terminate this Lease by providing written notice to Landlord (which date of such termination shall be not more than thirty (30) days after the date of Tenant’s notice to Landlord). Notwithstanding any of the foregoing to the contrary, Tenant shall not have the right to terminate this Lease if the willful misconduct of Tenant or any Agent of Tenant shall have caused the damage or destruction.

ARTICLE XVIII

CONDEMNATION

18.1    If one third or more of the Premises, or the use or occupancy thereof, shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose or sold under threat of such a taking or condemnation (collectively, “condemned”), then this Lease shall terminate on the day prior to the date title thereto vests in such authority and rent shall be apportioned as of such date. If less than one third of the Premises or occupancy thereof is condemned, then this Lease shall continue in full force and effect as to the part of the Premises not so condemned, except that as of the date title vests in such authority Tenant shall not be required to pay rent with respect to the part of the Premises so condemned. Landlord shall notify Tenant of any condemnation contemplated by this Section promptly after Landlord receives notice thereof. Within ten (10) days after receipt of such notice, Tenant shall have the right to terminate this Lease with respect to the remainder of the Premises not so condemned as of the date title vests in such authority if such condemnation renders said remainder of the Premises totally unusable for their intended purpose. Notwithstanding anything herein to the contrary, if twenty five percent (25%) or more of the Land or the Building is condemned, then whether or not any portion of the Premises is condemned, Landlord shall have the right to terminate this Lease as of the date title vests in such authority.

18.2    All awards, damages and other compensation paid on account of such condemnation shall belong to Landlord, and Tenant assigns to Landlord all rights to such awards, damages and compensation. Tenant shall not make any claim against Landlord or such authority for any portion of such award, damages or compensation attributable to damage to the Premises, value of the unexpired portion of the Lease Term, loss of profits or goodwill, leasehold improvements or severance damages. Nothing contained herein, however, shall prevent Tenant from pursuing a separate claim against the authority for relocation expenses and for the value of furnishings, equipment and trade fixtures installed in the Premises at Tenant’s expense and which Tenant is entitled pursuant to this Lease to remove at the expiration or earlier termination of the Lease Term, provided that such claim shall in no way diminish the award, damages or compensation payable to or recoverable by Landlord in connection with such condemnation.

ARTICLE XIX

DEFAULT

19.1    If there shall be an Event of Default, then the provisions of Section 19.2 shall apply. The periods herein specified (if any) within which Tenant is permitted to cure any default shall be in lieu of any cure period provided by applicable laws, all of which Tenant hereby waives.

19.2    Upon the occurrence of an Event of Default, Landlord shall have the right to pursue any one or more of the following remedies:

(a)    Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. In addition, with or without terminating this Lease, Landlord may re-enter, terminate Tenant’s right of possession and take possession of the Premises. The provisions of this Article shall operate as a notice to quit, and Tenant hereby waives any other notice to quit or notice of Landlord’s intention to re-enter the Premises or terminate this Lease. Landlord may proceed to recover possession of the Premises under applicable Laws, or by such other proceedings, including re-entry and possession, as may be applicable. If Landlord elects to terminate this Lease and/or elects to terminate Tenant’s right of possession, everything contained in this Lease on the part of Landlord to be done and performed shall cease without prejudice, however, to Tenant’s liability for all Base Rent, additional rent and other sums specified herein. Whether or not this Lease and/or Tenant’s right of possession is terminated, Landlord shall have the right, at its sole option, to terminate any renewal or expansion right contained in this Lease and to grant or withhold any consent or approval pursuant to this Lease in its sole and absolute discretion. If Tenant fails to surrender the Premises, Landlord, in compliance with Law, may enter upon and take possession of the Premises and remove Tenant, Tenant’s Personal Property and any party occupying the Premises. Tenant shall pay Landlord, on demand, all past due Rent and other losses and damages Landlord suffers as a result of Tenant’s Event of Default, including, without limitation, all Costs of Reletting (as hereinafter defined) and any deficiency that may arise from reletting or the failure to relet the Premises. “Costs of Reletting” shall include all reasonable costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, legal fees, brokerage commissions, the cost of alterations and the value of other concessions or allowances granted to a new tenant.

(b)    Landlord shall use reasonable efforts to relet the Premises on such terms as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting.

19.3    In lieu of calculating damages under Section 19.2, Landlord may elect to receive as damages (x) the sum of (a) all Rent accrued through the date of termination of this Lease, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value, minus (y) the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting.

19.4    All rights and remedies of Landlord set forth in this Lease are cumulative and in addition to all other rights and remedies available to Landlord at law or in equity, including those available as a result of any anticipatory breach of this Lease. The exercise by Landlord of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. No delay or failure by Landlord or Tenant to exercise or enforce any of its respective rights or remedies or the other party’s obligations (except to the extent a time period is specified in this Lease therefor) shall constitute a waiver of any such or subsequent rights, remedies or obligations. Neither party shall be deemed to have waived any default by the other party unless such waiver expressly is set forth in a written instrument signed by the party against whom such waiver is asserted. If Landlord waives in writing any default by Tenant, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to the specific circumstances described in such written waiver.

19.5    If Landlord shall institute proceedings against Tenant and a compromise or settlement thereof shall be made, then the same shall not constitute a waiver of the same or of any other covenant, condition or agreement set forth herein, nor of any of Landlord’s rights hereunder. Neither the payment by Tenant of a lesser amount than the monthly installment of Base Rent, additional rent or of any sums due hereunder nor any endorsement or statement on any check or letter accompanying a check for payment of rent or other sums payable hereunder shall be deemed an accord and satisfaction. Landlord may accept the same without prejudice to Landlord’s right to recover the balance of such rent or other sums or to pursue any other remedy. Notwithstanding any request or designation by Tenant, Landlord may apply any payment received from Tenant to any payment then due. Only an express written acceptance of a surrender of this Lease executed by an authorized representative of Landlord and delivered to Tenant shall constitute an acceptance of surrender. Without limiting the foregoing, no re-entry or taking of possession of the Premises by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of this Lease.

19.6    If Tenant fails to make any payment to any third party or to do any act herein required to be made or done by Tenant, then Landlord may, after written notice to Tenant, but shall not be required to, make such payment or do such act. The taking of such action by Landlord shall not be considered a cure of such default by Tenant or prevent Landlord from pursuing any remedy it is otherwise entitled to in connection with such default. If Landlord elects to make such payment or do such act, then all expenses incurred by Landlord, plus interest thereon at the Default Rate from the date incurred by Landlord to the date of payment thereof by Tenant, shall constitute additional rent due hereunder.

19.7    If Tenant fails to make any payment of Base Rent, additional rent or any other sum on or before the date such payment is due and payable (without regard to any grace period), then Landlord shall have the right to impose upon Tenant in writing a late charge of five percent (5%) of the amount of such payment. In addition, such payment and such late fee shall bear interest at the Default Rate from the date such payment or late fee, respectively, became due to the date of payment thereof by Tenant. Such late charge and interest shall constitute additional rent due hereunder without any notice or demand and shall be in addition to any and all other rights and remedies of Landlord. Notwithstanding the foregoing, Landlord shall waive such late charge and interest the first (1st) time in each calendar year that Tenant fails to make a payment when due, but not more than four (4) times during the entire Lease Term, so long as Tenant makes such payment prior to the expiration of the applicable notice and grace period.

19.8    [Reserved]

19.9    If more than one natural person or entity shall constitute Tenant, then the liability of each such person or entity shall be joint and several. If Tenant is a general partnership or other entity the partners or members of which are subject to personal liability, then the liability of each such partner or member shall be joint and several. No waiver, release or modification of the obligations of any such person or entity shall affect the obligations of any other such person or entity.

ARTICLE XX

BANKRUPTCY

20.1    Upon occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available pursuant to Article XIX; provided, however, that while a Case is pending, Landlord’s right to terminate this Lease shall be subject, to the extent required by the Bankruptcy Code, to any rights of the Trustee to assume or assume and assign this Lease pursuant to the Bankruptcy Code. After the commencement of a Case: (i) Trustee shall perform all post-petition obligations of Tenant under this Lease; and (ii) if Landlord is entitled to damages (including unpaid rent) pursuant to the terms of this Lease, then all such damages shall be entitled to administrative expense priority pursuant to the Bankruptcy Code. Tenant acknowledges that this Lease is a lease of nonresidential real property and therefore Tenant, as the debtor in possession, or the Trustee shall not seek or request any extension of time to assume or reject this Lease or to perform any obligations of this Lease which arise from or after the order of relief. Any person or entity to which this Lease is assigned pursuant to the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of assignment, and any such assignee shall upon request execute and deliver to Landlord an instrument confirming such assumption. Trustee shall not have the right to assume or assume and assign this Lease unless Trustee promptly (a) cures all defaults under this Lease, (b) compensates Landlord for damages incurred as a result of such defaults, (c) provides adequate assurance of future performance on the part of Trustee as debtor in possession or Trustee’s assignee, and (d) complies with all other requirements of the Bankruptcy Code. If Trustee desires to assume and assign this Lease to any person who shall have made a bona fide offer, then Trustee shall give Landlord written notice of such proposed assignment (which notice shall set forth the name and address of such person, all of the terms and conditions of such offer, and the adequate assurance to be provided Landlord to assure such person’s future performance under this Lease) no later than fifteen (15) days after receipt by Trustee of such offer, but in no event later than thirty (30) days prior to the date Trustee shall make application to the appropriate court for authority and approval to enter into such assignment and assumption, and Landlord shall thereupon have the prior right and option, to be exercised by notice to Trustee given at any time prior to the effective date of such proposed assignment, to accept (or to cause Landlord’s designee to accept) an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person, less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment of this Lease. If Trustee fails to assume or assume and assign this Lease in accordance with the requirements of the Bankruptcy Code within sixty (60) days after the initiation of the Case (or such other period as may be provided by the Bankruptcy Code or allowed by the United States Bankruptcy Court for same), then Trustee shall be deemed to have rejected this Lease. If this Lease is rejected or deemed rejected, then Landlord shall have all rights and remedies available to it pursuant to Article XIX. At any time during the Term, upon not less than five (5) days prior written notice, Tenant shall provide Landlord with the most current financial statement for Tenant and any such person and financial statements for the two (2) years prior to the current financial statement year. Such statements are to be certified by Tenant to be true, correct and complete, prepared in accordance with generally accepted accounting principles and, if it is the normal practice of Tenant, audited by any independent certified public accountant.

ARTICLE XXI

SUBORDINATION

21.1    This Lease is subject and subordinate to the lien, provisions, operation and effect of all Mortgages, to all funds and indebtedness intended to be secured thereby, and to all renewals, extensions, modifications, recastings or refinancings thereof. Said subordination and the provisions of this Section shall be self-operative and no further instrument of subordination shall be required to effectuate such subordination. The holder of any Mortgage to which this Lease is subordinate shall have the right (subject to any required approval of the holders of any superior Mortgage) at any time to declare this Lease to be superior to the lien, provisions, operation and effect of such Mortgage.

21.2    Tenant shall at Landlord’s request promptly execute any requisite document confirming such subordination. During the pendency of an Event of Default, Tenant appoints Landlord as Tenant’s attorney in fact to execute any such document for Tenant. Tenant waives the provisions of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and Tenant’s obligations hereunder in the event any foreclosure proceeding is prosecuted or completed or in the event the Building, the Land or Landlord’s interest therein is transferred by foreclosure, by deed in lieu of foreclosure or otherwise. At the request of such transferee and assumption of Landlord’s obligations as required hereby, Tenant shall attorn to such transferee and shall recognize such transferee as the landlord under this Lease. Tenant agrees that upon any such attornment, such transferee shall not be (a) bound by or required to credit Tenant with any prepayment of the Base Rent or additional rent more than thirty (30) days in advance or any deposit, rental security or any other sums deposited with any prior landlord under the Lease (including Landlord) unless said sum is actually received by such transferee, (b) bound by any amendment, modification or termination of this Lease made without the consent of the holder of each Mortgage existing as of the date of such amendment, (c) liable for any breach, act or omission of any prior landlord under the Lease (including Landlord) or any damages arising therefrom; (d) subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord), (e) liable for any late completion of any construction of the Premises or tenant improvement work to the Premises commenced or agreed to by any prior landlord under the Lease (including Landlord), (f) liable for payment of any damages, fees or penalties payable by any landlord under the Lease (including Landlord) to Tenant including but not limited to fees or penalties for failure to deliver the Premises in a timely fashion, or (g) bound by any obligation which may appear in this Lease to pay any sum of money to Tenant; provided, however, that after succeeding to Landlord’s interest under this Lease, such transferee shall agree to perform in accordance with the terms of this Lease all obligations of Landlord arising after the date of transfer. Within ten (10) days after the request of such transferee, Tenant shall execute, acknowledge and deliver any requisite or appropriate document submitted to Tenant confirming such attornment.

ARTICLE XXII

HOLDING OVER

22.1    Tenant acknowledges that it is extremely important that Landlord have substantial advance notice of the date on which Tenant will vacate the Premises, and that if Tenant fails to surrender the Premises or any portion thereof at the expiration or earlier termination of the Lease Term or upon Landlord’s re-entry following an Event of Default, then it will be conclusively presumed that the value to Tenant of remaining in possession, and the loss that will be suffered by Landlord as a result thereof, far exceed the Base Rent and additional rent that would have been payable had the Lease Term continued during such holdover period. Therefore, if Tenant (or anyone claiming through or under Tenant) does not immediately surrender the Premises or any portion thereof upon the expiration or earlier termination of the Lease Term or upon Landlord’s re-entry following an Event of Default, then the rent payable by Tenant hereunder shall be increased to equal (1) for each of the first (1st) and second (2nd) months of such holdover, the greater of (i) one hundred twenty-five percent (125%) of the fair market rent for the entire Premises, or (ii) one hundred twenty-five percent (125%) of the then fully escalated Base Rent and additional rent, and (2) for each month of holdover thereafter, the greater of (x) two hundred percent (200%) of the fair market rent for the entire Premises, or (y) two hundred percent (200%) of the then fully escalated Base Rent and additional rent. Such rent shall be computed by Landlord and paid by Tenant on a monthly basis and shall be payable on the first day of such holdover period and the first day of each calendar month thereafter during such holdover period until the Premises have been vacated. Notwithstanding any other provision of this Lease, Landlord’s acceptance of such rent shall not in any manner adversely affect Landlord’s other rights and remedies, including Landlord’s right to evict Tenant and to recover all damages, and Tenant shall save Landlord, its agents and employees, harmless and will exonerate, defend and indemnify Landlord, its agents and employees, from and against any and all damages which Landlord may suffer on account of Tenant’s hold-over in the Premises after the expiration or prior termination of the Lease Term; provided, however, that consequential damages shall be available only if the holdover persists for more than thirty (30) days. Any such holdover shall be deemed to be a tenancy at sufferance and not a tenancy at will. In no event shall any holdover be deemed a permitted extension or renewal of the Lease Term, and nothing contained herein shall be construed to constitute Landlord’s consent to any holdover or to give Tenant any right with respect thereto. The provisions of this Section 22.1 expressly survive termination of the Lease or of Tenant’s right to possession.

ARTICLE XXIII

COVENANTS OF LANDLORD

23.1    Landlord covenants that it has the right to enter into this Lease, and that if Tenant shall perform timely all of its obligations hereunder, then, subject to the provisions of this Lease, Tenant shall during the Lease Term peaceably and quietly occupy and enjoy the full possession of the Premises (i.e., quiet enjoyment) without hindrance by Landlord, its employees or agents.

23.2    Subject to other applicable terms and provisions expressly provided in this Lease, Landlord reserves the following rights: (a) to change the street address and name of the Building provided that Tenant’s access to the Premises is not permanently, materially and adversely affected; (b) to change the arrangement and location of entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of, and make additions to, the Building provided that Tenant’s access to the Premises is not permanently, materially and adversely affected; (c) to erect, use and maintain pipes, wires, structural supports, ducts and conduits in and through the plenum areas of the Premises; (d) to grant to anyone the exclusive right to conduct any particular business in the Building not inconsistent with Tenant’s permitted use of the Premises; (e) to exclusively use and/or lease the roof areas, the sidewalks and other exterior areas; (f) to re-subdivide the Land or to combine the Land with other lands; (g) to relocate any parking areas designated for Tenant’s use; (h) [intentionally omitted]; (i) to construct improvements (including kiosks) on the Land and in the public and Common Areas of the Building; (j) to prohibit smoking in the entire Building or portions thereof (including the Premises), and to restrict smoking to certain designated areas of the Land, so long as such prohibitions are in accordance with applicable law; and (k) if any excavation or other substructure work shall be made or authorized to be made upon land adjacent to the Building or the Land, to enter the Premises for the purpose of doing such work as is required to preserve the walls of the Building and to preserve the land from injury or damage and to support such walls and land by proper foundations. Subject to the other applicable terms and provisions expressly provided in this Lease, Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction, actual or constructive, or a disturbance of Tenant’s business or use or occupancy of the Premises and Tenant shall have no claim against Landlord in connection therewith. With respect to (b), (c), (e), (g), (i) and (k) above, Landlord shall use reasonable efforts to minimize interference with Tenant’s normal business operations in the Premises (subject, however, in all cases to governmental requirements, emergencies and/or temporary maintenance and repair activities, and in no event shall Landlord have any obligation to employ contractors or labor at overtime or other premium pay rates or incur any other overtime costs).

ARTICLE XXIV

PARKING

24.1    During the Lease Term, Tenant and its employees, visitors and other invitees shall be entitled to use unreserved parking spaces for passenger automobiles in the Parking Facilities in an amount equal to the Parking Space Allotment, subject to Landlord’s rights pursuant to the remainder of this Section and such rules and regulations as Landlord may establish from time to time. Such parking shall be in non-exclusive, unassigned spaces on a self-park, attendant-park, valet or other basis, as from time to time prescribed by Landlord, and the charge for such permits shall be the prevailing rate charged from time to time by Landlord or the Operator (currently $510.00 per space per month, subject to change at any time and from time to time without notice), plus all taxes or other governmental surcharges. Such charges shall be paid monthly in advance to the Operator. Except as otherwise provided herein, contracts for parking permits shall be with the Operator and shall contain the same terms as are usually contained in contracts with other customers of the Operator.. Tenant shall not use the Parking Facilities for the servicing or extended storage of vehicles. Tenant shall not assign, sublet or transfer any permits hereunder, except in connection with any assignment or sublease permitted pursuant to Article VII hereof where parking is provided for in the sublease or assignment. Landlord reserves the right to institute either a Parking Facilities operator system, which may include self-park, attendant-park, valet or other parking arrangements, or to otherwise change the parking system. Notwithstanding the foregoing, Landlord does not guarantee the availability of any such monthly parking permits to Tenant during the second (2nd) or any subsequent month of the Lease Term if and to the extent that Tenant does not purchase any such monthly parking permits during the first (1st) month and each subsequent month of the Lease Term (it being understood that if Tenant does not timely purchase any such monthly parking contracts as provided herein but later notifies Landlord in writing of its desire to purchase same, then Landlord shall, upon not less than sixty (60) days’ prior written notice from Tenant, provide Tenant the right to purchase its desired number of monthly parking permits (up to the Parking Space Allotment in the aggregate). Tenant and its employees shall observe reasonable safety precautions in the use of the Parking Facilities or any other parking area and shall at all times abide by all rules and regulations governing the use of the Parking Facilities. Tenant acknowledges that particular parking facilities, areas or spaces may be designated for exclusive use by particular tenants, occupants, visitors or other users, either generally or at particular times, and Tenant shall comply with all such designations and cause its employees, visitors and other invitees to do the same. Landlord reserves the right to close the Parking Facilities or any other parking area during periods of unusually inclement weather or for alterations, improvements or repairs. Landlord does not assume any responsibility, and shall not be held liable, for any damage or loss to any automobile or personal property in or about the Parking Facilities, or for any injury sustained by any person in or about the Parking Facilities. Landlord shall not be liable to Tenant and this Lease shall not be affected if any parking rights hereunder are impaired by any Law imposed after the Lease Commencement Date. Landlord reserves the right to determine whether the Parking Facilities are becoming crowded and to allocate and assign parking spaces among Tenant and the other tenants provided that the Parking Space Allotment will not be reduced thereby. Said Parking Space Allotment shall be paid for by Tenant at the then current prevailing rate in the Parking Facilities, as such rate may vary from time to time.

ARTICLE XXV

GENERAL PROVISIONS

25.1    Tenant acknowledges that neither Landlord nor any broker, agent or employee of Landlord has made any representation or promise with respect to the Premises or any portion of the Building except as herein expressly set forth, and no right, privilege, easement or license is being acquired by Tenant except as herein expressly set forth.

25.2    Nothing contained in this Lease shall be construed as creating any relationship between Landlord and Tenant other than that of landlord and tenant, and no estate shall pass out of Landlord. Landlord and Tenant intend that their relationship hereunder shall be that of landlord and tenant pursuant to applicable Law. Tenant’s interest hereunder is not subject to levy and sale and is not assignable or transferable (for security purposes, collateral purposes or otherwise), except as expressly provided in Article VII of this Lease. Tenant shall not use the name of the Building for any purpose other than as the address of the business to be conducted by Tenant in the Premises, use the name of the Building as Tenant’s business address after Tenant vacates the Premises, or do or permit to be done anything in connection with Tenant’s business or advertising which in the reasonable judgment of Landlord may reflect unfavorably on Landlord or the Building or confuse or mislead the public as to any apparent connection or relationship between Landlord, the Building and Tenant.

25.3    Landlord and Tenant each warrants to the other that in connection with this Lease it has not employed or dealt with any broker, agent or finder, other than the Brokers. It is understood that Landlord shall pay Landlord’s Broker pursuant to a separate agreement and Landlord’s Broker shall pay Tenant’s Broker pursuant to a separate agreement. Tenant shall indemnify and hold Landlord harmless from and against any claim for brokerage or other commissions asserted by any broker, agent or finder employed by Tenant or with whom Tenant has dealt, other than the Brokers. Landlord shall indemnify and hold Tenant harmless from and against any claim for brokerage or other commissions asserted by Landlord’s Broker or Tenant’s Broker (in the event that Landlord fails to pay Landlord’s Broker its commission) or any broker, agent or finder employed by Landlord or with whom Landlord has dealt other than Tenant’s Broker. Tenant’s and Landlord’s indemnities set forth in this Section shall survive the expiration or earlier termination of the Lease Term.

25.4    At any time and from time to time, upon not less than ten (10) days’ prior written notice, Tenant and each subtenant, assignee, licensee or concessionaire or occupant of Tenant shall execute, acknowledge and deliver to Landlord and/or any other person or entity designated by Landlord, a written statement certifying: (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications); (b) the dates to which the rent and any other charges have been paid; (c) to Tenant’s knowledge, whether or not Landlord is in default in the performance of any obligation, and if so, specifying the nature of such default; (d) whether or not Tenant is in default of the performance of any obligation, and if so, specifying the nature of such default; (e) that this Lease is subject and subordinate to all Mortgages encumbering the Building or the Land; (f) that Tenant has accepted the Premises and that all work thereto has been completed (or if such work has not been completed, specifying the incomplete work); and (g) such other matters as Landlord may reasonably request. Any such statement may be relied upon by any owner of the Building or the Land, any prospective purchaser of the Building or the Land, any holder or prospective holder of a Mortgage or any other person or entity. If Tenant fails to so execute and deliver such statement (or submit a revised version thereof) within such ten (10) day period, then Landlord shall be entitled to send Tenant a second notice requesting such execution and delivery of such statement (“Second Notice”), and if Tenant fails to execute and deliver such statement (or submit a revised version thereof) within five (5) business days after the Second Notice, then Tenant shall pay to Landlord a fee in the amount of Two Hundred Fifty and 00/100 Dollars ($250.00) per day for each day beyond the fifth (5th) business day after the Second Notice that Tenant fails to execute and deliver such statement (or submit a revised version thereof). Such fee shall be in addition to Landlord’s other remedies hereunder.

25.5    TO THE EXTENT PERMITTED BY LAW, LANDLORD, TENANT, ALL GUARANTORS AND ALL GENERAL PARTNERS EACH WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE. TENANT CONSENTS TO SERVICE OF PROCESS AND ANY PLEADING RELATING TO ANY SUCH ACTION AT THE PREMISES; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL BE CONSTRUED AS REQUIRING SUCH SERVICE AT THE PREMISES. TENANT WAIVES ANY RIGHT TO RAISE ANY NON-COMPULSORY COUNTERCLAIM IN ANY SUMMARY OR EXPEDITED ACTION OR PROCEEDING INSTITUTED BY LANDLORD. LANDLORD, TENANT, ALL GUARANTORS AND ALL GENERAL PARTNERS EACH WAIVES ANY OBJECTION TO THE VENUE OF ANY ACTION FILED IN ANY COURT SITUATED IN THE JURISDICTION IN WHICH THE BUILDING IS LOCATED, AND WAIVES ANY RIGHT, CLAIM OR POWER, UNDER THE DOCTRINE OF FORUM NON CONVENIENS OR OTHERWISE, TO TRANSFER ANY SUCH ACTION TO ANY OTHER COURT.

25.6    All notices or other communications required under this Lease shall be in writing and shall be deemed duly given and received when delivered in person (with receipt therefor), on the next business day after deposit with a recognized overnight delivery service, or on the second day after being sent by certified or registered mail, return receipt requested, postage prepaid, to the following addresses: (a) if to Landlord, at the Landlord Notice Address specified in Article I; (b) if to Tenant, at the Tenant Notice Address specified in Article I. Either party may change its address for the giving of notices by written notice given in accordance with this Section. If Landlord or the holder of any Mortgage notifies Tenant in writing that a copy of any notice to Landlord shall be sent to such holder at a specified address, then Tenant shall send (in the manner specified in this Section and at the same time such notice is sent to Landlord) a copy of each such notice to such holder, and no such notice shall be considered duly sent unless such copy is so sent to such holder. Any such holder shall have thirty (30) days after receipt of such notice to cure any Landlord default before Tenant may exercise any remedy (provided that in the case of a Landlord default arising from an act or omission which cannot be reasonably remedied within said thirty (30) day period, then the holder of any Mortgage shall have as long as reasonably necessary to remedy such act or omission provided that (i) such holder commences such remedy and notifies Tenant within said thirty (30) day period of holder’s desire to remedy, and (ii) holder pursues completion of such remedy with due diligence following such giving of notice and following the time when holder should have become entitled under the Mortgage to remedy the same). Any cure of Landlord’s default by such holder shall be treated as performance by Landlord.

25.7    Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, then such provision shall be deemed to be replaced by the valid and enforceable provision most substantively similar to such invalid or unenforceable provision, and the remainder of this Lease and the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby. Nothing contained in this Lease shall be construed as permitting Landlord to charge or receive interest in excess of the maximum rate allowed by law.

25.8    Feminine, masculine or neuter pronouns shall be substituted for those of another form, and the plural or singular shall be substituted for the other number, in any place in which the context may require such substitution.

25.9    The provisions of this Lease shall be binding upon and inure to the benefit of the parties and each of their respective representatives, successors and assigns, subject to the provisions herein restricting assignment or subletting.

25.10    This Lease contains and embodies the entire agreement of the parties hereto and supersedes all prior agreements, negotiations, letters of intent, proposals, representations, warranties, understandings, suggestions and discussions, whether written or oral, between the parties hereto. Any representation, inducement, warranty, understanding or agreement that is not expressly set forth in this Lease shall be of no force or effect. This Lease may be modified or changed in any manner only by an instrument signed by both parties. This Lease includes and incorporates all exhibits, schedules and riders referenced herein, all of which are attached hereto. Tenant shall, at Landlord’s request, promptly execute any requisite document, certificate or instrument that is reasonably necessary or desirable to clarify or carry out the force and effect of any terms or conditions of, or obligation of Tenant under, this Lease.

25.11    This Lease shall be governed by the Laws of the jurisdiction in which the Building is located, without regard to the application of choice of law principles. There shall be no presumption that this Lease be construed more strictly against the party who itself or through its agent prepared it (it being agreed that all parties hereto have participated in the preparation of this Lease and that each party had the opportunity to consult legal counsel before the execution of this Lease). No custom or practice which may evolve between the parties in the administration of the terms of this Lease shall be construed to waive Landlord’s right to insist on Tenant’s strict performance of the terms of this Lease.

25.12    Headings are used for convenience and shall not be considered when construing this Lease.

25.13    The submission of an unsigned copy of this document to Tenant shall not constitute an offer or option to lease the Premises. This Lease shall become effective and binding only upon execution and delivery by both Landlord and Tenant.

25.14    Time is of the essence with respect to Tenant’s obligations hereunder.

25.15    This Lease (and all exhibits hereto) may be executed in multiple counterparts, each of which shall be deemed an original and all of which together constitute one and the same document. Electronic copies of signatures delivered by any method shall have the same binding effect as original signatures, and an electronic copy of the Lease containing the signatures (original, faxed or emailed) of the parties is binding. This Lease (and all exhibits hereto) may be signed by Landlord or Tenant (as applicable) with an electronic signature or signature stamp, which electronic signature or signature stamp shall have the same binding effect as if it were an original signature.

25.16    Neither this Lease nor a memorandum thereof shall be recorded.

25.17    Except as otherwise provided in this Lease, any additional rent or other sum owed by Tenant to Landlord, and any cost, expense, damage or liability incurred by Landlord for which Tenant is liable, shall be considered additional rent payable pursuant to this Lease to be paid by Tenant no later than thirty (30) days after the date Landlord notifies Tenant of the amount thereof. If Tenant has not objected to any statement of additional rent which is rendered by Landlord to Tenant within one hundred eighty (180) days after Landlord has rendered the same to Tenant, then the same shall be deemed to be a final account between Landlord and Tenant not subject to any further dispute.

25.18    Tenant’s liabilities and obligations with respect to the period prior to the expiration or earlier termination of the Lease Term shall survive such expiration or earlier termination. Landlord’s liabilities and obligations with respect to refund of the security deposit or overpayments by Tenant of Real Estate Taxes or Operating Charges, if and to the extent required by the provisions of this Lease, shall survive the expiration or earlier termination of this Lease.

25.19    If Landlord or Tenant is in any way delayed or prevented from performing any obligation (except, with respect to Tenant, its obligations to pay rent and other sums due under this Lease, any obligation set forth in Exhibit B, any obligation with respect to insurance pursuant to Article XIII, any obligation to give notice with respect to extensions, expansions or otherwise, and its obligation to vacate the Premises at the expiration or earlier termination of the Lease Term) due to fire, act of God, governmental act or failure to act, strike, labor dispute, inability to procure materials, or any cause beyond Landlord’s or Tenant’s (as applicable) reasonable control (whether similar or dissimilar to the foregoing events), then the time for performance of such obligation shall be excused for the period of such delay or prevention and extended for a period equal to the period of such delay or prevention. No such force majeure event shall delay the Lease Commencement Date or excuse the timely payment of all items of rent by Tenant. Financial disability or hardship shall never constitute a force majeure event.

25.20    Landlord’s review, approval and consent powers (including the right to review plans and specifications) are for its benefit only. Such review, approval or consent (or conditions imposed in connection therewith) shall be deemed not to constitute a representation concerning legality, safety or any other matter.

25.21    The deletion of any printed, typed or other portion of this Lease shall not evidence the parties’ intention to contradict such deleted portion. Such deleted portion shall be deemed not to have been inserted in this Lease.

25.22    At the expiration or earlier termination of the Lease Term, Tenant shall deliver to Landlord all keys and security cards to the Building and the Premises, whether such keys were furnished by Landlord or otherwise procured by Tenant, and shall inform Landlord of the combination of each lock, safe and vault, if any, in the Premises.

25.23    Tenant and the person executing and delivering this Lease on Tenant’s behalf each represents and warrants that such person is duly authorized to so act; that Tenant is duly organized, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the Laws of the state of its organization and the Laws of the jurisdiction in which the Building is located, and has the power and authority to enter into this Lease, and that all action required to authorize Tenant and such person to enter into this Lease has been duly taken.

25.24    Any elimination or shutting off of light, air, or view by any structure which may be erected on lands adjacent to the Building, or any noise in connection with activities permitted by this Lease, shall in no way effect this Lease or impose any liability on Landlord.

25.25    In the event Landlord or Tenant is required or elects to take legal action against the other party to enforce the provisions of this Lease, then the prevailing party in such action shall be entitled to collect from the other party its costs and expenses incurred in connection with the legal action (including reasonable attorneys’ fees and court costs). Notwithstanding the foregoing, if Landlord shall take any legal action for collection of rent or file any eviction proceedings (whether summary or otherwise) for the nonpayment of rent, and Tenant shall make payment of such rent prior to the rendering of any judgment, the Landlord shall be entitled to collect and Tenant shall pay as additional rent all filing fees and other costs in connection therewith (including reasonable attorneys’ fees).

25.26    Landlord and Tenant shall keep the Lease (including the existence, terms and conditions thereof) strictly confidential and shall not disclose same to any person or entity other than a Permitted Person, and then only on a need to know basis. A “Permitted Person” shall be defined as the officers and directors of Landlord or Tenant, the employees of Landlord or Tenant who are involved in lease administration, Tenant’s or Landlord’s certified public accountants, lenders, attorneys or agents who have responsibilities related to the Lease, or any person or entity to whom disclosure is required by applicable judicial or governmental authority, lenders and investors and prospective lenders and investors, and with respect to Landlord, to any prospective purchasers of the Building or of any interests therein. Prior to disclosing same to any Permitted Person, Tenant and Landlord shall instruct such Permitted Person to abide by this confidentiality provision.

25.27    As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned or controlled, directly .or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not knowingly conducted nor will knowingly conduct business nor has knowingly engaged nor will knowingly engage in any transact ion or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including, without limitation , any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representation s and warranties shall be deemed a default by Tenant under Article XIX of this Lease and shall be covered by the indemnity provisions of this Lease, (y) Tenant shall be responsible for ensuring that all assignees of this Lease and all subtenants or other occupants of the Premises comply with the foregoing representations and warranties, and (z) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

ARTICLE XXVI

RIGHT OF FIRST OFFER

26.1    Subject to the terms and conditions of this Section 26.1, if that certain horizontally contiguous space on the sixth (6th) floor of the Building, known as Suite 603, containing approximately two thousand sixty-nine (2,069) square feet of rentable area, as shown on the plan attached hereto as Exhibit E (the “ROFO Space”) becomes available for Lease during the Lease Term as it may be extended or renewed, then Tenant shall have the one-time first right to lease such ROFO Space for the then remainder of the Lease Term (as it may have been extended or renewed) pursuant to the following terms and conditions:

(a)    Prior to entering into any lease with any third party for the ROFO Space, Landlord shall notify Tenant in writing (the “Landlord ROFO Availability Notice”) of the availability of such space. Tenant shall have ten (10) days after receiving the Landlord ROFO Availability Notice to notify Landlord in writing (“Tenant’s ROFO Election Notice”) that Tenant desires to negotiate with Landlord for a lease of such ROFO Space for the then remainder of the Lease Term (as it may have been extended or renewed). If Tenant does not properly and timely deliver Tenant’s ROFO Election Notice to Landlord as set forth above, Landlord shall be free to lease the ROFO Space to any third party on terms and conditions as determined by Landlord in its sole and absolute discretion, and Tenant’s right of first offer set forth in this Section 26.1 shall be of no further force or effect and Landlord shall have the right to lease the ROFO Space to any third party on any terms.

(b)    If Tenant timely and properly exercises its right to lease the ROFO Space pursuant to this Section 26.1, then (i) such ROFO Space shall be added to the Premises as of the date Landlord delivers same to Tenant (the “ROFO Space Commencement Date”) at an annual Base Rent and any other applicable concessions determined as provided herein, and pursuant to all of the other then existing terms and conditions of this Lease; provided, however, that all provisions varying with square footage not specifically described herein (including, without limitation, Tenant’s Proportionate Share) shall be re-determined to reflect the increased rentable area of the Premises, and (ii) Tenant shall accept the ROFO Space in broom clean, but otherwise then “as is” condition, with no improvements obligation on the part of Landlord unless included in the Landlord ROFO Availability Notice.

(c)    The parties shall have thirty (30) days after Landlord’s timely receipt of Tenant’s ROFO Election Notice (the “ROFO Negotiation Period”) in which to agree on the annual base rent, escalation factor and additional rent (and any other applicable concessions)

which shall be payable for the first year of the Lease Term for the ROFO Space, which would equal one hundred percent (100%) of the applicable fair market rent taking into account the Market Items (as defined in Section 3.4), except that such fair market rent shall be determined with respect to a new lease. If during the ROFO Negotiation Period the parties agree on such annual base rent, escalation factor and additional rent, then they shall promptly execute an amendment to the Lease stating the terms so agreed upon. If during the ROFO Negotiation Period the parties are unable, for any reason whatsoever, to agree on such annual base rent, escalation factor and additional rent, then within five (5) business days after the last day of the ROFO Negotiation Period, the parties shall each appoint a real estate broker who shall be licensed in the Commonwealth of Massachusetts and who specializes in the field of commercial office space leasing in Boston, Massachusetts, has at least ten (10) years of experience and is recognized within the field as being reputable and ethical. Such two individuals shall each determine, within ten (10) business days after their appointment, such annual base rent, escalation factor and additional rent. If such individuals do not agree on such items, then the two individuals shall, within five (5) business days, render separate written reports of their determinations and together appoint a third similarly qualified individual. The third individual shall, within ten (10) business days after his or her appointment, select either Landlord’s broker’s determination or Tenant’s broker’s determination (this being the third broker’s sole function) as being closest to the applicable fair market annual base rent, escalation factor and additional rent and shall notify the parties of such selection. The third broker’s decision shall be final and conclusive, and binding on Landlord and Tenant. Landlord and Tenant shall each bear the cost of its broker and shall share equally the cost of the third broker. Upon determination of the annual base rent, escalation factor and concessions payable pursuant to this Section, the parties shall promptly execute an amendment to this Lease stating the rent and additional terms so determined (the “ROFO Amendment”).

(d)    Tenant’s rights under this Section 26.1 are subject and subordinate to (i) any rights of any other tenant pursuant to its lease at the Building as of the Execution Date, and (ii) Landlord’s rights to renew or continue to lease space to any current or future tenant of such space beyond the expiration date of the lease term of such tenant’s lease.

(e)    Notwithstanding anything in the Lease to the contrary, delivery of possession of the ROFO Space to Tenant and commencement of Tenant’s leasing thereof is and shall be subject to Landlord’s obtaining possession from any prior tenant or occupant who holds over beyond the applicable lease expiration date, and Tenant shall have no claim against Landlord (for damages or otherwise) and Landlord shall have no obligation or liability for, on account of or with respect to any holdover in all or any portion of the ROFO Space. Tenant shall accept possession of such ROFO Space and commence paying rent therefor on the date of delivery of such space by Landlord in the condition required and otherwise as provided pursuant to this Section 26.1 and the ROFO Amendment.

(f)    If an Event of Default exists on the date Tenant sends Tenant’s ROFO Election Notice or on the ROFO Space Commencement Date, or if an Event of Default exists on the date that Landlord would be required to send a Landlord ROFO Availability Notice, then, at Landlord’s election, Tenant’s rights pursuant to this Section 26.1 shall lapse and be of no further force or effect.

(g)    Tenant’s rights under this Section 26.1 may be exercised by Tenant only and may not be exercised by or for the benefit of any transferee, sublessee or assignee of Tenant (other than an Affiliate-assignee of Tenant, as permitted hereby).

(h)    If at any time any portion of the Premises has been subleased or assigned (other than to an Affiliate-assignee of Tenant as permitted hereby), or if this Lease has been terminated with respect to such portion of the Premises, then Tenant’s rights pursuant to this Section 26.1 shall lapse and be of no further force or effect.

(i)    Tenant has the right under this Section 26.1 to lease only the entire ROFO Space identified in Landlord’s ROFO Availability Notice. Tenant has no right to lease less nor more than the entire ROFO Space so identified. Tenant shall have no right to renew or extend the Lease Term with respect to the ROFO Space except in connection with the renewal of the Lease Term for the entire Premises pursuant to Section 3.4 above.

(j)    Landlord shall have no obligation to offer the ROFO Space to Tenant if there are less than twenty-four (24) months then remaining in the Lease Term. Notwithstanding the foregoing, if there are less than twenty-four (24) months then remaining in the Lease Term and Tenant has available to it an unexercised Renewal Term pursuant to Section 3.4 above, that has not been waived by Tenant or deemed waived, then Landlord shall offer the ROFO Space to Tenant during such period pursuant the terms of this Section 26.1; provided, however, that (i) Landlord shall have no obligation to lease the ROFO Space to Tenant for a term of less than twenty-four (24) months, and (ii) Tenant’s right to lease the ROFO Space from Landlord shall be conditioned upon Tenant’s irrevocable exercise of such Renewal Term pursuant to Section 3.4 above along with or prior to Tenant’s delivery to Landlord of Tenant’s ROFO Election Notice, and (iii) if Tenant does not properly and timely deliver Tenant’s Renewal Option Notice to Landlord as set forth in Section 3.4 above, then Landlord shall have no further obligation to Tenant with respect to the ROFO Space and Landlord shall be free to lease the ROFO Space to any third party on terms and conditions as determined by Landlord in its sole and absolute discretion.

[Signature pages follow]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal as of the day and year first above written.

WITNESS:	LANDLORD:

COLUMBIA REIT — 116 HUNTINGTON, LLC, a Delaware limited liability company

	By:	Columbia Property Trust Operating Partnership, L.P., a Delaware limited partnership, its sole member

		By:	Columbia Property Trust Inc., a Maryland corporation, its general partner

/s/ Mary Anne Pattile			By: /s/ David Cheikin (SEAL)
Name: David Cheikin
Title: Senior Vice President May 20, 2019

TENANT:

IMARA INC., a Delaware corporation

/s/ Rahul Ballal	By: /s/ Michael P. Gray (SEAL)
Name: Michael P. Gray Title: Chief Financial & Operating Officer

Execution Version

EXHIBIT A

PLAN SHOWING PREMISES

A-1

Execution Version

EXHIBIT B

WORK AGREEMENT

This Exhibit B is attached to and made a part of that certain Office Lease Agreement dated as of May 20, 2019 (the “Lease”), by and between COLUMBIA REIT – 116 HUNTINGTON, LLC, a Delaware limited liability company, and IMARA INC., a Delaware corporation (“Tenant”). Terms used but not defined in this Exhibit shall have the meaning ascribed to them in the Lease.

1.    Tenant’s Authorized Representative. Tenant designates Michael Gray (“Tenant’s Authorized Representative”) as the person authorized to approve and initial all budgets, plans, drawings, approvals and change orders pursuant to this Exhibit. Landlord shall not be obligated to respond to or act upon any such item until such item has been approved in writing by Tenant’s Authorized Representative.

2.    Construction of the Premises. Landlord, through its independent designated contractor, shall, at Landlord’s expense, install the initial improvements specified in the Approved Space Plan and schedule of improvements/notes attached hereto as Schedules I and II, respectively (collectively, with any subsequent modifications or additions, “Landlord’s Work”). If Tenant fails to utilize the entire allowance of any item specified in said Schedules, then Tenant shall not be entitled to any credit therefor. Landlord shall not be obligated to provide any improvements (including any supplemental HVAC equipment or any furniture or equipment), and the Premises shall be delivered containing no property of any kind, other than Landlord’s Work. Landlord shall pay for the costs of Landlord’s Work (which shall include a fee for Landlord’s construction management in the amount of three percent (3%) of the total cost of Landlord’s Work), to the extent such costs do not exceed the Improvements Allowance (as defined in Section 1.10 of the Lease). Tenant shall pay, not later than thirty (30) days after the Lease Commencement Date and Tenant’s receipt of a bill, for the cost of any portion of Landlord’s Work that exceeds the Improvements Allowance; provided that Landlord shall pay directly (and not from the Improvements Allowance) for the costs of one (1) initial test fit plan and one (1) revision. If the entire Improvements Allowance is not reserved or applied for Landlord’s Work, then Tenant shall not be entitled to any credit therefor; provided that, so long as no Event of Default by Tenant then exists, Tenant shall receive a credit of such unused portion of the Improvements Allowance, not to exceed fifteen percent (15%) of the Improvements Allowance (the “Unused Allowance”), as follows: Landlord shall, at Tenant’s request, which request shall be made within sixty (60) days following substantial completion of Landlord’s Work, and provided Tenant submits invoices therefor and has commenced beneficial use of the Premises, reimburse Tenant (up to the Unused Allowance) for certain “soft” costs related to the architectural and engineering design fees, installation of Cabling and Tenant’s reasonable, out-of-pocket moving expenses incurred by Tenant in moving into the Premises. Except as otherwise provided in Schedule II, all work and materials to be performed or provided by Landlord pursuant to this Exhibit shall be Building Standard items consistent in type and quality with the most recent buildout of the Premises. All amounts payable by Tenant pursuant to this Exhibit shall be considered additional rent and subject to all applicable provisions of the Lease. Notwithstanding the foregoing, except as otherwise expressly provided herein, Landlord shall not be required to perform work which would require changes to structural components or the exterior design of the Building, require any material modification to the Building’s mechanical installations or installations outside the Premises, not comply with all Laws, be incompatible with the building plans filed with appropriate governmental authorities or with the occupancy of the Building as a first-class office building, or delay the completion of any other work in the Building. Any changes required by any government department affecting the construction of the Building or the Premises shall not be deemed to violate any plans or provisions of this Exhibit, and shall be accepted by Tenant.

3.    Schedule.

(a)    Certain plans and specifications for the Building are available for Tenant’s inspection at the property manager’s offices. All plans shall be prepared by Landlord’s architect and/or engineer. Landlord shall have the sole right to select the architects to be used in connection with Landlord’s Work.

(b)    Attached hereto as Schedule II is the Approved Space Plan.

(c)    Based on the Approved Space Plan, Landlord shall deliver to Tenant the Construction Drawings. Within five (5) business days following Tenant’s receipt of such Construction Drawings, Tenant shall have the right, but not the obligation, to deliver to Landlord in writing its comments thereto (“Tenant’s Comments”). Tenant’s failure to timely deliver to Landlord Tenant’s Comments shall be deemed a waiver of Tenant’s foregoing right to deliver to Landlord such Tenant’s Comments. If Tenant timely delivers to Landlord such Tenant’s Comments, then within five (5) business days following Landlord’s receipt thereof, Landlord shall deliver to Tenant a written response, reasonably specifying of what actions, if any (Landlord agreeing to be reasonable in connection therewith but with no obligation to take any such actions), Landlord shall agree to take in response to such Tenant’s Comments. Notwithstanding the foregoing, if and only if the Construction Drawings fail to substantially conform in all material respects to the Approved Space Plan, other than to the extent conformance is not permitted by Law or as a result of an event of force majeure, then Tenant shall have the right, but not the obligation, to notify Landlord thereof within five (5) business days following Tenant’s receipt of such Construction Drawings, specifying in reasonable detail the reasons for such failure. Within five (5) business days after its receipt of Tenant’s notice, Landlord shall (i) revise such Construction Drawings to substantially conform in all material respects to the Approved Space Plan, except to the extent conformance is not permitted by Law or as a result of an event of force majeure, and (ii) submit the revised Construction Drawings to Tenant for its review. Within three (3) business days after its receipt thereof, Tenant shall notify Landlord in writing whether the resubmitted Construction Drawings substantially conform in all material respects to the Approved Space Plan, except to the extent conformance is not permitted by Law or as a result of an event of force majeure. This process shall be repeated until the Construction Drawings substantially conform in all material respects to the Approved Space Plan, except to the extent conformance is not permitted by Law or as a result of an event of force majeure. The failure of Tenant to provide written notice that the Construction Drawings fail to substantially conform in all material respects to the Approved Space Plan (with reasonably detailed reasons) within the above time frames shall be deemed conclusive evidence that the Construction Drawings (or the last revisions thereof, if applicable) submitted to Tenant substantially conform in all material respects to the Approved Space Plan, except to the extent conformance is not permitted by Law or as a result of an event of force majeure. Once Landlord finalizes the Construction Drawings, they shall be deemed “Final Construction Drawings”.

(d)    It is vital that all deadlines be met in order to allow Landlord sufficient time to review plans and working drawings, discuss with Tenant any changes therein which Landlord believes to be necessary or desirable, and substantially complete the Premises within the time frame provided in Article III of the Lease. Landlord and Tenant intend for each such deadline to be the applicable deadline, even if any such deadline is before the date the Lease is executed

4.    Approval. All plans and drawings (and changes thereto) shall be subject to the written approval of Landlord and Tenant as provided in this Work Agreement. Landlord’s approval may be withheld or granted in Landlord’s sole and absolute discretion with respect to Structural and System Alterations and any Alterations which are visible from the exterior of the Premises, and which consent shall not be unreasonably withheld, conditioned or delayed with respect to all other Alterations. Any such approval by Landlord shall not constitute approval of any delay caused by Tenant or a waiver of any right or remedy that may arise as a result of such delay.

5.    Change Orders. If Tenant requests any change or addition to the work or materials to be provided by Landlord pursuant to the Approved Space Plan or the Final Construction Drawings, then Landlord shall not be obligated to perform such change or addition. All additional expenses attributable to any change order requested by Tenant and approved by Landlord shall be payable by Tenant prior to the performance of the work contemplated by such change order. If Landlord submits an estimate of the additional expenses attributable to a change order, then Tenant shall pay such estimated additional expenses prior to the performance of the work contemplated by such change order. If the actual additional expenses attributable to such change order exceed such estimated additional expenses, then Tenant shall pay the amount of such excess no later than the earlier of the Lease Commencement Date or ten (10) days after Tenant’s receipt of a bill therefor. If such estimated additional expenses exceed the actual additional expenses attributable to such change order, then the amount of such excess shall be credited against the first installment(s) of rent.

6.    Substantial Completion.

(a)    Except as provided in Paragraph 6(b), the Premises shall be deemed to be substantially complete when (i) Landlord’s Work has been completed (except for items of work and adjustment of equipment and fixtures that can be completed after the Premises are occupied without causing substantial interference with Tenant’s use of the Premises (i.e., the “punch list” items)), as reasonably determined by Landlord’s architect (based on AIA standards), and (ii) Landlord has obtained the final inspection for the Premises from the appropriate governmental authority for the local jurisdiction, which shall grant permission to legally occupy the Premises.

(b)    If Landlord shall be delayed in completing Landlord’s Work as a result of (1) Tenant’s failure to comply with any of the approval requirements and deadlines specified in this Exhibit or with any of the other requirements of this Exhibit or the Lease, (2) Tenant’s request for modifications to the Approved Space Plans or the Final Construction Drawings (other than pursuant to Tenant’s permitted comment period hereunder), (3) Tenant’s failure to pay when due any amount required pursuant to this Exhibit, (4) Tenant’s request for long lead time materials, finishes or installations, or (5) the performance or timing of any work, or the entry into the Premises, by Tenant or any person or firm employed or retained by Tenant, then for purposes of determining the Lease Commencement Date, Landlord’s Work shall be deemed to have been substantially complete on the date that Landlord determines in its reasonable judgment that Landlord’s Work would have been substantially complete if such delay(s) had not occurred. Landlord shall provide Tenant’s Authorized Representative with notice of any such delays by Tenant.

7.    Possession. Tenant’s taking of possession of the Premises shall constitute Tenant’s acknowledgment that the Premises are in good condition and that all work and materials are satisfactory, except as to any defect or incomplete work that is described in a written notice given by Tenant to Landlord not later than the day Tenant takes possession of the Premises. Tenant and its agents shall have no right to make any Alteration in the Premises until Tenant submits such written notice. Landlord will correct and complete those defects and incomplete items described in such notice which Landlord confirms are in fact defects or incomplete items. At Landlord’s request, Tenant shall accompany Landlord to prepare the punch list on or before the date Tenant takes possession of the Premises.

Initials of:

Landlord:     /s/ DC

Tenant:     /s/ MG

Execution Version

EXHIBIT B

SCHEDULE I

TENANT’S APPROVED SPACE PLAN

NOTE:    Furniture and equipment are shown for illustration purposes only and are not included in the scope of Landlord’s Work.

B-I-1

Execution Version

EXHIBIT B

SCHEDULE II

SCHEDULE OF LEASEHOLD IMPROVEMENTS

The following represents a list of all items to be included in Landlord’s Work:

Tenant: Irama

Address: 116 Huntington Ave.

Suite: 6th Floor

Basis of Design: Dyer Brown Fit plan FP-01R5 dated 05/10/2019

Flooring

•	Patch in new carpeting at areas of demolition to match existing otherwise carpeting is to remain as is.

•	Install new vinyl base at new wall locations to match existing, otherwise base is to remain as is.

•	All other flooring to remain as is.

Drywall & Framing

•	New Walls:

•	To extend 6” above finished ceiling except: (walls between tenants and in between offices which are to go to deck)

•	To be insulated

•	To be constructed using metal studs with one layer 5/8” drywall on each side.

•	At conference rooms will extend to deck with insulation.

Painting/wall

•	Paint: rolled and brushed latex, Benjamin Moore or equivalent, primer and finish coat on all new walls and touch up existing walls as needed.

•	Paint: brushed latex, Benjamin Moore or equivalent, on new metal door frames.

Doors, Frames and Hardware

•	All new doors, frames and hardware will be part of the wall system and will match the existing in style and function

Glazing

•	The fronts of the new offices, and the hoteling office will be the storefront system that will match existing.

•

The front of the large conference room will be either the same storefront or an aluminum system that will match this will have a section of full height glazing but then will have partial height partition at the front and also at the south side of the conference room.

B-II-1

Millwork

•	Provide new plastic laminate countertop at the hoteling office

•	All other millwork throughout the space will remain as is.

Ceiling

•	At areas of new work install acoustical ceiling tile & grid with linear LED recessed light fixtures to match existing,

•	All ceiling and lighting throughout the space will remain as is.

•	Lighting will be reworked in the open office area to accommodate new work.

Electrical

•	All Lighting; will comply with Massachusetts energy code

•	Switching: per energy code.

•	Added Exit Signs: per code furnish and install all new to match building standard.

Power

•	Outlets:

•	Duplex provide (2) outlets per room

•	Duplex & junction box for Cable at (I) TV location at the large conference room

•	Provide a power feed for furniture whips, which will be located off the wall

•	Include a conduit from TV location to the floor cores

Tel/data

•	Telecommunication/Data: new cable, winning, conduit, and equipment by Tenant.

Fire Alarm

•	Life Safety Notification Devices (audible visual devices and smoke detectors): per code.

Fire Protection

•	Fire Protection (sprinklers): per code.

HVAC

•	HVAC: for all areas per plan and code

Furniture

B-II-2

•	Furniture: not included: by Tenant.

Security System

•	Security: not included; by Tenant.

AV

•	AV Systems not included; by Tenant.

The following are specifically excluded from scope:

•	Furniture

•	Reception desk

•	Millwork Bench at the open office. assumes this will be a furniture piece.

•	Office Equipment (including all IT room equipment)

•	Relocating Tenant’s existing furniture and equipment of any kind

•	Telecommunications, data, security, and audio-visual cable, wiring, conduit, and equipment

•	Interior signage, both new and relocation of existing, and any blocking for it

•	Moving expenses or any other relocation cost, including freight elevator and loading dock charges related to move

•	Structural fortification.

•	Treatments for interior glass like sand-blasting, drapery, and blinds

•	Door bells and door chimes

•	White noise systems or other sound attenuation systems and devices

•	Stone, ceramic, porcelain, and other hard floor tile and base, except as noted above

•	Whiteboards

•	Scuffmaster paint

B-II-3

Execution Version

EXHIBIT C

RULES AND REGULATIONS

The following rules and regulations have been formulated for the safety and well-being of all tenants of the Building. Strict adherence to these rules and regulations is necessary to guarantee that every tenant will enjoy a safe and undisturbed occupancy of its premises. Any violation of these rules and regulations by Tenant shall constitute a default by Tenant under the Lease.

1.    Tenant shall not obstruct or encumber or use for any purpose other than ingress and egress to and from the Premises any sidewalk, entrance, passage, court, elevator, vestibule, stairway, corridor, hall or other part of the Building not exclusively occupied by Tenant. No bottles, parcels or other articles shall be placed, kept or displayed on window ledges, in windows or in corridors, stairways or other public parts of the Building. Tenant shall not place any showcase, mat or other article outside the Premises. Nothing may be placed on or about balcony areas, if any, of the Building without Landlord’s prior written approval. Tenant shall keep all portions of the Premises which are visible from the Building’s central atrium (if any) in a tasteful, neat and orderly condition characteristic of first-class professional offices, so as not to be offensive to other tenants of the Building. No desks, bookcases, file cabinets and other furniture shall be placed against the glass surrounding the Building’s central atrium (if any).

2.    Landlord shall have the right to control and operate the public portions of the Building and the facilities furnished for common use of the tenants, in such manner as Landlord deems best for the benefit of the tenants generally. Tenant shall not permit the visit to the Premises of persons in such numbers or under such conditions as to interfere with the use and enjoyment of the entrances, corridors, elevators and other public portions or facilities of the Building by other tenants. Tenant shall coordinate in advance with Landlord’s property management department all deliveries to the Building so that arrangements can be made to minimize such interference. Tenant shall not permit its employees and invitees to congregate in the elevator lobbies or corridors of the Building. Canvassing, soliciting and peddling in the Building are prohibited, and Tenant shall cooperate to prevent the same. Public corridor doors, when not in use, shall be kept closed. Nothing, including mats and trash, shall be placed, swept or thrown into the corridors, halls, elevator shafts, stairways or other public or Common Areas.

3.    Tenant shall not attach, hang or use in connection with any window or door of the Premises any drape, blind, shade or screen, without Landlord’s prior written consent. All awnings, drapes projections, curtains, blinds, shades, screens and other fixtures shall be of a quality, type, design and color, and shall be attached in a manner, approved in writing by Landlord. Any Tenant-supplied window treatments shall be installed behind Landlord’s standard window treatments so that Landlord’s standard window treatments will be what is visible to persons outside the Building. Drapes (whether installed by Landlord or Tenant) which are visible from the exterior of the Building shall be cleaned by Tenant at least once a year, without notice from Landlord, at Tenant’s own expense.

4.    Tenant shall not use the water fountains, water and wash closets, and plumbing and other fixtures for any purpose other than those for which they were constructed, and Tenant shall not place any debris, rubbish, rag or other substance therein (including coffee grounds). All damages from misuse of fixtures shall be borne by the tenant causing same.

5.    Tenant shall not construct, maintain, use or operate within the Premises any electrical device, wiring or apparatus in connection with a loudspeaker system (other than an ordinary telephone and paging system) or other sound system, in connection with any excessively bright, changing, flashing, flickering or moving light or lighting device, or in connection with any similar device or system, without Landlord’s prior written consent. Tenant shall not construct, maintain, use or operate any such device or system outside of its Premises or within such Premises so that the same can be heard or seen from outside the Premises. No flashing, neon or search lights shall be used which can be seen outside the Premises. Only warm white lamps may be used in any fixture that may be visible from outside the Building or Premises. Tenant shall not maintain, use or operate within the Premises any space heater, or any toaster oven or coffee machine that is not equipped with an automatic shut-off feature.

6.    Tenant shall not bring any bicycle, vehicle, animal, bird or pet of any kind into the Building, except service animals and bicycles in designated areas by Landlord. Except while loading and unloading vehicles, there shall be no parking of vehicles or other obstructions placed in the loading dock area.

7.    Except as specifically provided to the contrary in the Lease, Tenant shall not cook or permit any cooking on the Premises, except for microwave cooking and use of coffee machines by Tenant’s employees for their own consumption. Tenant shall not cause or permit any unusual or objectionable odor to be produced upon or emanate from the Premises.

8.    Tenant shall not make any unseemly or disturbing noise or disturb or interfere with occupants of the Building, whether by the use of any musical instrument, radio, talking machine or in any other way.

9.    Tenant shall not place on any floor a load exceeding the floor load per square foot which such floor was designed to carry. Landlord shall have the right to prescribe the weight, position and manner of installation of safes and other heavy equipment and fixtures. Landlord shall have the right to repair at Tenant’s expense any damage to the Premises or the Building caused by Tenant’s moving property into or out of the Premises or due to the same being in or upon the Premises or to require Tenant to do the same. Tenant shall not receive into the Building or carry in the elevators any safes, freight, furniture, equipment or bulky item except as approved by Landlord, and any such furniture, equipment and bulky item shall be delivered only through the designated delivery entrance of the Building and the designated freight elevator at designated times. Tenant shall remove promptly from any sidewalk adjacent to the Building any furniture, furnishing, equipment or other material there delivered or deposited for Tenant. Landlord reserves the right to inspect all freight to be brought into the Building, except for government classified and confidential client materials, and to exclude from the Building all freight which violates any of these rules or the Lease.

10.    Tenant shall not place additional locks or bolts of any kind on any of the doors or windows, and shall not make any change in any existing lock or locking mechanism therein, without Landlord’s prior written approval. At all times Tenant shall provide Landlord with a

“master” key for all locks on all doors and windows. Tenant shall keep doors leading to a corridor or main hall closed at all times except as such doors may be used for ingress or egress and shall lock such doors during all times the Premises are unattended. Tenant shall, upon the termination of its tenancy: (a) restore to Landlord all keys and security cards to stores, offices, storage rooms, toilet rooms, the Building and the Premises which were either furnished to, or otherwise procured by, Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay the replacement cost thereof; and (b) inform Landlord of the combination of any lock, safe and vault in the Premises. At Landlord’s request, Landlord’s then customary charge per key shall be paid for all keys in excess of two (2) of each type. Tenant’s key system shall be consistent with that for the rest of the Building.

11.    Except as shown in the Final Construction Drawings, Tenant shall not install or operate in the Premises any electrically operated equipment or machinery (other than standard servers, desk-top office equipment, including desk-top computers and copiers, typewriters, facsimile machines, printers or other similar equipment used in connection with standard office operations) without obtaining the prior written consent of Landlord. Landlord may condition such consent upon Tenant’s payment of additional rent in compensation for the excess consumption of electricity or other utilities and for the cost of any additional wiring or apparatus that may be occasioned by the operation of such equipment or machinery. Landlord shall have the right at any time and from time to time to designate the electric service providers for the Building. Tenant shall cooperate with Landlord and such service providers and shall allow, as reasonably necessary, access to the Building’s electric lines, feeders, risers, wiring and any other Building machinery. Tenant shall not install any equipment of any type or nature that will or may necessitate any changes, replacements or additions to, or changes in the use of, the water system, heating system, plumbing system, air-conditioning system or electrical system of the Premises or the Building, without obtaining Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s sole and absolute discretion. If any machine or equipment of Tenant causes noise or vibration that may be transmitted to such a degree as to be objectionable to Landlord or any tenant in the Building, then Landlord shall have the right to install at Tenant’s expense vibration eliminators or other devices sufficient to reduce such noise and vibration to a level satisfactory to Landlord or to require Tenant to do the same.

12.    All telephone and telecommunications services desired by Tenant shall be ordered by and utilized at the sole expense of Tenant. Unless Landlord otherwise requests or consents in writing, all of Tenant’s telecommunications equipment shall be and remain solely in the Premises and the telephone closet(s) designated by Landlord. Landlord shall have no responsibility for the maintenance of Tenant’s telecommunications equipment (including wiring) nor for any wiring or other infrastructure to which Tenant’s telecommunications equipment may be connected. Landlord shall have the right, upon reasonable prior notice to Tenant (except in the event of an emergency), to interrupt telecommunications facilities as necessary in connection with any repairs or with installation of other telecommunications equipment. Subject to the provisions of the Lease, Tenant shall not utilize any wireless communications equipment (other than usual and customary cellular telephones), including antennae and satellite receiver dishes, at the Premises or the Building, without Landlord’s prior written consent, which may be granted or withheld in Landlord’s sole and absolute discretion.

13.    No telephone, telecommunications or other similar provider whose equipment is not then servicing the Building shall be permitted to install its lines or other equipment within or about the Building without first securing the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord’s approval shall not be deemed any kind of warranty or representation by Landlord, including any warranty or representation as to the suitability, competence, or financial strength of the provider. Without limitation of the foregoing standards, as specific conditions of any consent: (i) Landlord shall incur no expense whatsoever with respect to any aspect of the provider’s provision of its services (including the costs of installation, materials and services); (ii) prior to commencement of any work in or about the Building by the provider, the provider shall supply Landlord with such written indemnities, insurance, financial statements, and such other items as Landlord reasonably determines and Landlord shall have reasonably determined that there is sufficient space in the Building for the placement of the necessary equipment and materials; (iii) the provider agrees to abide by such rules and regulations, building and other codes, job site rules and such other requirements as are reasonably determined by Landlord to be necessary; (iv) the provider shall agree to use existing building conduits and pipes or use building contractors (or other contractors approved by Landlord); (v) the provider shall pay Landlord such compensation as is reasonably determined by Landlord to compensate it for space used in the building for the storage and maintenance of the provider’s equipment, the fair market value of a provider’s access to the Building, and the costs which may reasonably be expected to be incurred by Landlord; (vi) the provider shall agree to deliver to Landlord detailed “as built” plans immediately after the installation of the provider’s equipment is complete; and (vii) all of the foregoing matters shall be documented in a written agreement between Landlord and the provider on Landlord’s standard form and otherwise reasonably satisfactory to Landlord.

14.    Landlord reserves the right to exclude from the Building at all times any person who does not properly identify himself to the Building management or attendant on duty. Landlord shall have the right to exclude any undesirable or disorderly persons from the Building at any time. Landlord may require all persons admitted to or leaving the Building to show satisfactory identification and to sign a register. Tenant shall be responsible for all persons for whom it authorizes entry into the Building and shall be liable to Landlord for all acts of such persons. Landlord has the right to evacuate the Building in the event of emergency or catastrophe or for the purpose of holding a reasonable number of fire drills.

15.    Tenant shall not permit or encourage any loitering in or about the Premises and shall not use or permit the use of the Premises for lodging, dwelling or sleeping.

16.    Tenant, before closing and leaving the Premises at the end of each business day, shall see that all lights and equipment are turned off, including coffee machines.

17.    Tenant shall not request Landlord’s employees to perform any work or do anything outside of such employees’ regular duties without Landlord’s prior written consent. Tenant’s special requirements will be attended to only upon application to Landlord, and any such special requirements shall be billed to Tenant in accordance with the schedule of charges maintained by Landlord from time to time or as is agreed upon in writing in advance by Landlord and Tenant. Tenant shall not employ any of Landlord’s employees for any purpose whatsoever without Landlord’s prior written consent. Tenant shall not employ any person or entity to do janitorial work within the Premises without Landlord’s prior written consent, and any and all such work shall be done in compliance with all instructions issued by Landlord or its representatives.

18.    There shall not be used in any space, or in the public halls of the Building, either by any tenant or by jobbers or others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards. Tenant shall be responsible for any loss or damage resulting from any deliveries made by or for Tenant.

19.    Tenant shall not install or permit the installation of any wiring for any purpose on the exterior of the Premises. Landlord will direct electricians as to where and how telephone and telegraph wires are to be introduced. No boring or cutting for wires or stringing of wires will be allowed without written consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord. All such work shall be effected pursuant to permits issued by all applicable governmental authorities having jurisdiction. Tenant shall not do anything, or permit anything to be done, in or about the Building, or bring or keep anything therein, that will in any way increase the possibility of fire or other casualty or obstruct or interfere with the rights of, or otherwise injure or annoy, other tenants, or do anything in conflict with the valid pertinent laws, rules, or regulations of any governmental authority.

20.    Tenant acknowledges that it is Landlord’s intention that the Building be operated in a manner which is consistent with the highest standards of cleanliness, decency and morals in the community which it serves. Toward that end, Tenant shall not sell, distribute, display or offer for sale any item which, in Landlord’s judgment, is inconsistent with the quality of operation of the Building or may tend to impose or detract from the moral character or image of the Building. Tenant shall not use the Premises for any immoral or illegal purpose. Tenant shall cooperate with Building employees in keeping the Premises neat and clean.

21.    Unless otherwise expressly provided in the Lease, Tenant shall not use, occupy or permit any portion of the Premises to be used or occupied for the storage, manufacture, or sale of liquor.

22.    Tenant shall purchase or contract for waxing, rug shampooing, venetian blind washing, interior glass washing, furniture polishing, janitorial work, removal of any garbage from any dining or eating facility or for towel service in the Premises, only from contractors, companies or persons designated by Landlord. Tenant may have any such service provided within the Premises only upon prior written notice to Landlord or the Building manager in each instance, and Tenant shall provide Landlord or the Building manager with identifying information regarding each individual performing any such services, other than full-time employees of Tenant, prior to such individual’s commencing work, and Tenant shall direct and cause each such individual, while in the Building and outside of the Premises, to comply with all instructions issued by Landlord or its representatives.

23.    Tenant shall not remove, alter or replace the ceiling light diffusers, ceiling tiles or air diffusers in any portion of the Premises without the prior written consent of Landlord

24.    Tenant shall not purchase water, ice, coffee, soft drinks, towels, or other merchandise or services from any company or person whose repeated violation of Building regulations has caused, in Landlord’s opinion, a hazard or nuisance to the Building and/or its occupants.

25.    Tenant shall not pay any employee on the Premises except those actually employed therein; nor shall Tenant use the Premises as headquarters for large scale employment of workers for other locations.

26.    Landlord shall have the right, upon written notice to Tenant, to require Tenant to refrain from or discontinue any advertising by Tenant which, in Landlord’s reasonable opinion, tends to impair the reputation of the Building or its desirability for offices.

27.    Tenant shall not in any manner deface any part of the Premises or the Building. Other than ordinary office decorations, no stringing of wires, boring or cutting shall be permitted except with Landlord’s prior written consent. Any floor covering installed by Tenant shall have an under layer of felt rubber, or similar sound-deadening substance, which shall not be affixed to the floor by cement or any other non-soluble adhesive materials.

28.    Any installations to provide supplemental cooling for any portion of the Premises shall be made in such manner and using such equipment and facilities as Landlord may designate and direct, and all work relating to any such installations shall in all respects be performed at Tenant’s sole cost and expense pursuant to plans approved in advance in writing by Landlord, and in all other respects in the manner required pursuant to the Lease.

29.    Tenant shall handle its newspapers, “office paper,” garbage, trash and other waste products in the manner required by applicable law (as the same may be amended from time to time) whether required of Landlord or otherwise and shall conform with any recycling plan instituted by Landlord. Landlord shall have no obligation to accept any waste that is not prepared for collection in accordance with any such requirements. Landlord reserves the right to require Tenant to arrange for waste collection, at Tenant’s sole cost and expense, utilizing a contractor reasonably satisfactory to Landlord, and to require Tenant to pay all costs, expenses, fines, penalties, or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with any such requirements. If Tenant is unable to comply with Landlord’s standard procedures regarding the internal collection, sorting, separation and recycling of waste, then, upon reasonable advance notice to Landlord, Landlord shall use reasonable efforts to arrange for alternative procedures for Tenant, provided Tenant shall pay Landlord all additional costs incurred by Landlord with respect thereto.

30.    Tenant shall not bring or keep, or permit to be brought or kept, in the Building any weapon or flammable, combustible or explosive fluid, chemical or substance, except as otherwise expressly permitted in the Lease.

31.    Tenant shall comply with all workplace smoking Laws. There shall be no smoking in bathrooms, elevator lobbies, elevators, terraces, loading docks, plaza areas, and other common areas of the Building or the Land.

32.    All Cabling installed by Tenant shall be marked and coded, in a manner reasonably acceptable to Landlord, to identify such facilities as belonging to Tenant and the point of commencement and termination of such facilities. All such Cabling shall be removed by Tenant upon the expiration or termination of the Lease.

33.    Landlord may, upon request of Tenant, waive Tenant’s compliance with any of the rules, provided that (a) no waiver shall be effective unless signed by Landlord, (b) no waiver shall relieve Tenant from the obligation to comply with such rule in the future unless otherwise agreed in writing by Landlord, (c) no waiver granted to any tenant shall relieve any other tenant from the obligation of complying with these rules and regulations, and (d) no waiver shall relieve Tenant from any liability for any loss or damage resulting from Tenant’s failure to comply with any rule. Landlord reserves the right to rescind any of these rules and make such other and further rules as in the judgment of Landlord shall from time to time be needed for the safety, protection, care, and cleanliness of the Building, the operation thereof, the preservation of good order therein, and the protection and comfort of its tenants, their agents, employees, and invitees, which rules when made and notice thereof given to a tenant shall be binding upon it in like manner as if originally herein prescribed. In the event of any conflict or inconsistency between the terms and provisions of these rules, as now or hereafter in effect, and the terms and provision of the Lease, the terms and provision of the Lease shall prevail.

Execution Version

EXHIBIT D

CERTIFICATE AFFIRMING THE LEASE COMMENCEMENT DATE

This Certificate is being provided pursuant to that certain Office Lease Agreement dated as of                                                   (the “Lease”), by and between COLUMBIA REIT — 116 HUNTINGTON, LLC, a Delaware limited liability company (“Landlord”), and IMARA INC., a Delaware corporation (“Tenant”). The parties to the Lease desire to confirm the following:

1. The Lease Commencement Date is                             , 20    .

2. The initial Lease Term shall expire on                             ,         .

IN WITNESS WHEREOF, Landlord and Tenant have executed this Certificate under seal on                                         .

WITNESS:	LANDLORD:

COLUMBIA REIT — 116 HUNTINGTON, LLC, a Delaware limited liability company

	By:	Columbia Property Trust Operating Partnership, L.P., a Delaware limited partnership, its sole member

		By:	Columbia Property Trust Inc., a Maryland corporation, its general partner

By: (SEAL)
Name:
Title:

TENANT:

IMARA, INC., a Delaware corporation

By: (SEAL) Name: Title:

D-1

EXHIBIT E

PLAN SHOWING THE ROFO SPACE